As filed with the Securities and Exchange Commission on October 9, 2007
Registration No. 333-________

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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
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LocatePLUS Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7379	04-3332304
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Cummings Center
Suite 235M
Beverly, Massachusetts 01915
(978) 921-2727
(Address and telephone number of principal executive offices and principal place of business)
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James C. Fields
Chief Executive Officer
LocatePLUS Holdings Corporation
100 Cummings Center, Suite 235M
Beverly, Massachusetts 01915
(978) 921-2727
 (Name, Address, and Telephone Number of Agent for Service)
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Copies to:
Gregory Sichenzia, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10008
Tel: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $.01 par value per share	4,133,670	$.11	$454,706	$48.65

(1)	(The maximum number of shares being registered was calculated by request of the owner of Debentures convertible in part into up to 3,000,000 shares of the Registrant’s capital stock.

(2)
The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the closing price of the Registrant’s Common stock as reported on the OTC on October 8, 2007, which was $0.16 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

LocatePLUS Holdings Corporation PROSPECTUS

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement containing this prospectus, which was filed with the Securities and Exchange Commission, is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 9, 2007
LOCATEPLUS HOLDINGS CORPORATION

4,133,670 Shares of Common Stock.

This prospectus relates to the resale of up to 4,133,670 shares of our Common Stock by Cornell Capital Partners (“Cornell”) which they have the right to acquire pursuant to the terms of a secured convertible Debenture.

We are not selling any securities in this offering and therefore will not receive any proceeds from this offering.   All costs associated with this registration will be borne by us.

The shares of Common Stock are being offered for sale by Cornell at prices established on the Over the Counter during the term of this offering.  Our Common Stock is quoted on the Over the Counter under the symbol “LPHC.”  During the 90 day period ending on October 3, 2007, the lowest reported trading price per share for our Common Stock was $0.07 and the highest reported trading price per share for our Common Stock was $0.15.

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Investing in these securities involves significant risks.  You should carefully review the section of this prospectus titled “Risk Factors”, which begins on page 3, before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities authority has approved or disapproved of these securities or their offer or sale, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated October 9, 2007.

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PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information in this prospectus regarding us and the risks associated with purchasing our securities.

Our Company

We are a provider of public information via our proprietary data integration solutions through our wholly-owned subsidiaries, LocatePLUS Corporation, Worldwide Information, Inc., Certifion Corporation (d/b/a Entersect), Dataphant, Inc., and Metrigenics, Inc. (together with LocatePLUS Holdings Corporation, we refer to these companies collectively as the “LocatePLUS Group”).

Since 1996, we have sold a CD-ROM-based product, which we refer to as Worldwide Information™, that enables users to search certain motor vehicle records and drivers’ license information in multiple states through a dynamic search engine, using complete or partial information.

Since March 1, 2000, we have maintained a database that is accessible through the Internet known as LocatePLUS™.  Our LocatePLUS™ database contains searchable and cross-referenced public information about individuals throughout the United States, including individuals’ names, addresses, dates of birth, bankruptcies, social security numbers, prior residences and probable acquaintances (such as neighbors and other individuals sharing a residence) and, in certain circumstances, real estate holdings, liens, judgments, drivers’ license information and motor vehicle records.  Information in our LocatePLUS™ database is integrated in a manner that allows users to access it rapidly and efficiently.  During December 2002, we launched another version of our LocatePLUS™ database that is accessible using certain wireless devices manufactured by third parties, such as personal digital assistants and e-mail capable pagers.  We refer to that product as LocatePLUS AnyWhere™.

Our wholly-owned subsidiary, Certifion Corporation (d/b/a Entersect), has offered on-line self-certification products since September 2003.  Metrigenics, Inc., another wholly-owned subsidiary, was formed in January 2004 to develop methods for using DNA to determine biometrics, such as height, body-type, foot and hand size, head shape, facial features, and ethnic origin.

Summary of the Offering

This offering relates to the offer and sale of up to 4,133,670 shares of our Common Stock held by a selling stockholder named in this prospectus.  Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any of the proceeds from the sale of the shares.  We estimate our total registration costs to be $20,000.

The selling stockholder may, from time to time, sell, transfer or otherwise dispose of any or all of its shares or interests in shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  The selling stockholders may use any one or more of the methods described in this prospectus when disposing of shares or interests therein.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933.  We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act of 1933 and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act of 1933, as amended.

Important Note Concerning Our Financial Condition

Our financial statements were prepared on the assumption that we will continue as a going concern, and our independent accountants have expressed doubt as to that assumption.  Our management estimates that our projected cash flow from operations, plus our cash reserves, will be sufficient to permit us to continue our current level of operations for at least twelve months from the date of this prospectus.  However, we plan to increase our sales and marketing, product development, and administrative expenses.  We will not receive any of the proceeds from the sale of the shares covered by this prospectus.  For more information on this matter, you should review our financial statements, which begin on page F-1 of this prospectus, as well as the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Our Capital Structure and Shares Eligible for Future Sale

The following table outlines our capital stock as of October 9, 2007:

Shares of Common Stock outstanding	10,275,057 (1)

(1)
Does not account for shares issuable upon exercise of warrants or conversion of options to purchase 14,185,043 shares of Common Stock outstanding as of May 4, 2007 or the conversion of notes payable into up to 13,304,140 shares of Common Stock.

How to Contact Us

Our executive offices are located at 100 Cummings Center, Suite 235M, Beverly, Massachusetts 01915.  Our phone number is (978) 921-2727.  Our website is http://www.locateplus.com.  Information on our website is not intended to be incorporated into this prospectus.

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RISK FACTORS

Any investment in our securities involves a high degree of risk.  You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase any of our securities.  We have not attempted to rank the following risks in order of their likelihood.

RISKS RELATED TO OUR BUSINESS

Our financial statements were prepared on the assumption that we will continue as a going concern, and our independent accountants have expressed doubt as to that assumption.

Our financial statements were prepared on the assumption that we will continue as a going concern, and our independent accountants have expressed doubt as to that assumption.  If sufficient capital is not available, we would likely be required to reduce or discontinue our operations.  We plan to increase our sales and marketing, product development, and administrative expenses.  We will not receive any of the proceeds from the sale of the shares covered by this prospectus.  As a result, we may be required to raise additional capital, which may not be available to us on favorable terms, if at all.  If we are unable to generate sufficient cash from operations and we are unable to raise additional capital, we will be forced to discontinue some or all of our operations, reduce the development of some or all of our products, or reduce our workforce, all of which would materially adversely affect our business.

We have a history of losses, expect future losses and cannot assure you that we will achieve profitability.

We have incurred significant net losses since our inception.  We incurred net losses of approximately $5.6 million in 2005, $5.9 million in 2006 and approximately $3.9 million through the six months ended June 30, 2007.  Our accumulated deficit as of June 30, 2007 was approximately $46 million.  To achieve profitability, we must generate more revenue than we have in prior years.  Even if we ultimately achieve profitability, we may not be able to sustain or increase our profitability.  If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations, our operating results and financial condition will be adversely affected.  For more information on our history of losses, you should review our financial statements, which are included in this prospectus beginning on page F-1.

Our right to use certain third party data is subject to termination by our current data providers.  Any such termination could disrupt our business.

We obtain our data from a variety of sources.  Some of our data providers may terminate our right to use their data in their sole discretion and without any recourse to us.  If our access to certain data sources is restricted, there can be no assurance that we would be able to obtain and integrate replacement data on a timely basis.  In such an event, our products would likely be less attractive to current and potential customers and our revenue would likely decrease, which could materially adversely affect our business.

Our future quarterly operating results may fluctuate significantly, which could adversely affect the price of our securities.

You should not rely on quarter-to-quarter comparisons of our historical results as an indication of our future performance.  If our quarterly operating results do not meet the expectations of our investors, the market price of our securities will likely decline.  Our future quarterly results may fluctuate as a result of many factors, some of which are outside our control, including:

•	legal and regulatory developments that may adversely affect our ability to collect or disseminate data;

•	the timing, introduction and commercialization of our new products and services (including the integration of additional datasets into our databases);

•	increased unemployment in the United States, which may result in reduced use of our products by human resources personnel;

•	the potential costs of protecting our intellectual property rights;

•
the operating costs and capital expenditures related to the expansion of our business operations and infrastructure, including the retention of key personnel, the addition of new employees and the acquisition and integration of new datasets;

•	the introduction of similar or substitute databases by our competitors; and

•	the timing and establishment of our marketing and channel partnership arrangements.

We have limited product offerings, and if demand for these products declines or fails to develop as we expect, our revenue will decline.

We derive the majority of our current consolidated net revenue from two products.  Specifically, in the year ended December 31, 2006, we derived substantially all of our recurring consolidated revenue from our CD-ROM-based Worldwide Information™ and Internet-based LocatePLUS™ data delivery products.  We expect that revenue from our Internet-based and CD-ROM-based products will continue to account for a significant portion of our total revenue for the foreseeable future.  As a result, continued and widespread market acceptance of our existing products is critical to our future success.  We cannot assure you that our current products will achieve market acceptance at the rates at which we expect, or that demand for our products will continue to grow.  If our products do not achieve increasing market acceptance, our revenue would most likely decline and our financial condition would be adversely affected.

We obtain data from a variety of sources.  If we are unable to obtain necessary data, our products may not be attractive to our target customers.

Sources of our data include both private and government data providers, including federal, state and local government agencies.  From time to time, certain sources of publicly available data, such as state motor vehicle registries, have refused to release data to us.  As a result, we have, on occasion, been forced to obtain such data through the exercise of our rights under the Freedom of Information Act.  Such efforts can be costly and time consuming, and we cannot guarantee that we will be able to successfully acquire such data on a consistent basis.  From time to time, we may also be required to license or purchase additional data to expand our product offerings or maintain our databases.  We cannot assure you that such third-party licenses will be available to us on commercially reasonable terms, or at all.  Our inability to maintain or obtain any third-party license required to sell or develop our products or product enhancements could require us to obtain substitute data, which may be less current.  In such an event, our products would likely be less attractive to current and potential customers and our revenue would likely decrease, which could materially adversely affect our business.

If we cannot integrate, update and improve our products, our products may be less attractive to our target market, which would adversely affect our revenues and financial condition.

We must continuously update our databases so that we may provide datasets to customers that are accurate and current.  We must also integrate additional datasets for our products to remain competitive.  Updating our databases and integrating additional datasets are time-consuming processes and often require extensive resources, as we often obtain public documents in a form that is not suitable for use in any of our products.  For example, we often receive “raw data” on electronic tape media from state motor vehicle licensing agencies that must be modified so that it can be searched rapidly based upon partial information.  We can give no assurance that we will have adequate resources to update our datasets or to integrate new datasets.  If we are unable to update our datasets or integrate new datasets, our products are likely to be less desirable to our target market than those of our competitors, and our sales and financial condition would be adversely affected.

The market for database products and services is highly competitive, and we may not be able to effectively compete in this market.

Our industry is intensely competitive and we expect competition to continue to increase from both existing competitors and new market entrants.  Many of the companies that currently compete with us, as well as other companies with whom we may compete in the future, are national or international in scope and have greater resources than we do.  Those resources could enable those companies to initiate price cuts or take other measures in an effort to gain market share in our target markets.  We may have inadequate resources to compete against such businesses.

For example, our LocatePLUS™ product competes with products offered by:

•	FlatRateInfo;

•	Accurint;

•	ChoicePoint; and

•	Lexis-Nexis.

Our Worldwide Information™ product primarily competes with the registries of motor vehicles of various states that sell their data to screened users.  These state agencies generally provide data in “raw form” without the search capabilities that we provide in our Worldwide Information™ product.

We cannot assure you that we will be able to compete successfully against these or other current and future participants in our markets or against alternative technologies, nor can we assure you that the competitive pressures that we face will not adversely affect our business.

We face risks associated with our strategic alliances, which could limit our ability to increase our market share.

From time to time, we enter into “channel partner” arrangements and similar strategic alliances, through which we license access to our databases to third parties in exchange for royalties.  We can give no assurance that we will be able to identify and secure appropriate channel partners or that any channel partner arrangements will be profitable.  If we are unable to enter into appropriate channel partner arrangements, use of our database may not grow sufficiently to meet our business objectives.  Disruptions in our relations with our channel partners may adversely affect our financial condition and the results of our operations.

To increase our revenue, we must increase our sales force and expand our distribution channels.  We cannot assure you that we will be successful in these efforts.

To date, we have sold our products primarily through our direct sales and tele-sales force.  Our future revenue growth will depend in large part on recruiting and training additional direct sales and tele-sales personnel and expanding our distribution channels.  We may experience difficulty recruiting qualified sales and support personnel and establishing third-party distribution relationships, such as channel partner arrangements.  We may not be able to successfully expand our tele-sales force or other distribution channels, and any such expansion, if achieved, may not result in increased revenue or profits.

We may not be able to adequately protect our intellectual property, and we may be subject to infringement claims that may adversely affect our business and financial condition.

Our products consist of publicly available, third-party data that we organize to permit rapid and effective computerized searches.  Because our datasets consist of publicly available data, we cannot prevent competitors from developing equivalent databases.  We anticipate that our success will depend, in part, on our proprietary data integration and linking methodologies.  We have not obtained, and do not anticipate that we will obtain, patent protection for these methodologies.  We rely on trade secret rights, confidentiality agreements and procedures and licensing arrangements to establish and protect our proprietary rights with respect to our data integration methodologies.  Despite our efforts, third parties could attempt to copy or otherwise obtain and make unauthorized use of our products or independently develop similar products.

We face significant security risks related to our electronic transmission of confidential information.  If we are unable to adequately protect certain confidential information, our reputation and business would be adversely affected, and we could be subject to liability in certain jurisdictions.

We rely on commercially available encryption software and other technologies to provide system security and to effect secure transmission of confidential information, such as credit card numbers.  Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the security measures used by us to protect customer transaction data.  If our security systems were to be compromised, it could have a material adverse effect on our reputation and business and, under the laws of certain jurisdictions, we may be subject to significant liabilities and reporting obligations.  A party who is able to circumvent our security measures could misappropriate our information, cause interruptions in our operations, damage our reputation and customers’ willingness to use our products and subject us to possible liability under applicable states’ privacy laws.  We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches.

Our products may have unknown defects which could have adverse effects on our customer relations and financial results.

Datasets as complex as those that we develop may contain undetected defects or errors.  For example, our products may contain unknown defects due to errors in the data that we purchase from our data providers.  Despite testing, defects or errors may occur in our existing or new products, which could make them less attractive to our target markets.  As a result, defects and errors in our datasets could result in loss of revenue or market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation and an adverse effect on our business, financial condition and results of operation.

Defects or errors could result in product liability claims that may not be covered by our insurance.

Our datasets may contain errors, which may give rise to claims against us.  We generally disclaim all warranties on the data we include in our products.  However, our disclaimers may not be enforceable.  In such an event, or if liabilities arise that are not contractually limited, our business could be adversely affected.  We currently do not maintain professional liability insurance, and our general liability insurance may not cover claims of this nature.

We may encounter difficulties managing our planned growth.

We intend to expand our customer base and develop new products.  To manage our anticipated growth, we must continue to improve our operational and financial systems and expand, train, retain and manage our employee base.  Any growth of our business may place a strain on our managerial and financial resources.

If we are not able to hire, integrate or retain qualified personnel, we may not be able to continue our business as presently conducted.

The recent growth in our business has resulted in an increase in the responsibilities of our personnel.  Several of our personnel are presently serving in more than one capacity.  Competition for experienced and qualified personnel in our industry is intense.  We may not be able to retain our current key employees, or attract, integrate or retain other qualified personnel in the future.  If we do not succeed in attracting new personnel or in integrating, retaining and motivating our current personnel, our business could be harmed.

We depend on our key employees for our future success; the loss of any of our key employees could delay our planned growth and limit our ability to achieve profitability.

Our success depends to a significant extent on the performance and continued service of our senior management and other key employees.  We have no employment agreements with any of our employees.  The loss of the services of any of our senior management or any of our other key employees would disrupt our operations and would delay our planned growth while we worked to replace those employees.  We do not maintain “key man” life insurance on any of our employees.  As a result, if any of our key employees were to die or become unable to provide services for us, our operations would be disrupted and we would have no means of recovering any resulting losses.

We do not currently pay dividends, nor do we anticipate doing so in the immediate future.  Accordingly, there is no assurance that we will pay dividends in the future.

We have never declared or paid a dividend.  At this time, we do not anticipate paying any dividends in the future.  We are under no legal or contractual obligation to declare or to pay dividends.  The timing and amount of any future dividends and distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions.  We plan to retain any earnings for use in the operation of our business.  You should not purchase our securities on the expectation of future dividends.

RISKS RELATED TO OUR INDUSTRY

Existing government regulations and industry standards may limit our ability to acquire or disseminate data.  If our ability to acquire or disseminate data is limited, our revenues will decrease and our financial condition will be adversely affected.  We may also be subject to liability arising from such regulations.

Much of the data we provide is subject to regulation by the Federal Trade Commission under the Federal Fair Credit Reporting Act and Title V of the Financial Services Modernization Act (which is also referred to as the “Gramm-Leach-Bliley Act”), and by various other federal, state and local regulatory authorities pursuant to a variety of laws.  These laws and regulations are designed to protect individuals from the misuse of their personal information.

We have not engaged counsel or any other third party to review our activity in light of these laws and regulations, although we believe that our activities do not violate any law specifically applicable to the dissemination of data concerning individuals.  However, our belief may be incorrect, and we may be in violation of laws governing the dissemination of data.  In such a case, we may be subject to enforcement action by regulatory agencies and claims against us by individuals (to the extent such laws permit private rights of action).  Any such claims could significantly disrupt our business and operations.  We do not currently maintain liability insurance to cover such claims.

Future government regulation may further limit our ability to provide our products to customers and cause us to lose revenue.

Future laws or regulations that further restrict the use of personal or public record information could disrupt our business and could cause us to lose revenue.  For example, if laws were enacted that restricted our use of Social Security numbers, our ability to provide meaningful data to our customers would be adversely affected.  If we are unable to respond to regulatory or industry standards effectively, our business, financial condition and results of operation would be adversely affected.  Our future success will depend, in part, on our ability to enhance and improve the responsiveness, functionality and features of our products and services in accordance with newly-imposed regulatory or industry standards, of which we can give no assurance.

We could face liability based on the nature of our services and the content of the materials that we provide.

We may face potential liability from individuals, government agencies or businesses for defamation, invasion of privacy, negligence, copyright, patent or claims by trademark infringement and others based on the nature and content of the data contained in our products.  Although we carry a limited amount of general liability insurance, our insurance may not cover claims of these types and may not be adequate to indemnify us for liability that may be imposed.  Any imposition of liability, particularly liability that is not covered by insurance or which is in excess of our insurance coverage, would negatively affect our reputation, business, financial condition and results of operations.

RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES

We have a large number of securities that are available for resale.  Sales of these securities could cause the price of our securities to decline.

We are authorized to issue 25,000,000 shares of common stock.  As of September 20, 2007, we had 10,275,057 shares of Common Stock issued and outstanding.  Sales of a large number of shares of our securities in the public markets, or the potential for such sales, could decrease the trading price of our securities and could impair our ability to raise capital through future sales of our securities.  If all of our options, warrants, and convertible securities issued as of May 3, 2007 were exercised as of that date, we would have had 37,764,424 shares of Common Stock issued and outstanding.  Currently the Company does not have enough shares authorized to issue all the shares that may convert and will be seeking a shareholder vote to increase the authorized shares of the Company.

We have issued a substantial number of warrants and other convertible securities.  Our warrants and convertible securities may cause the trading price of our securities to decline, and may limit our ability to raise capital from other sources.

As of August 20, 2007, there were 14,185,043 shares of Common Stock issuable upon the exercise of options and warrants and Convertible notes that convert into up to 13,304,140 of Common Stock.

While these securities are outstanding, the holders will have the opportunity to profit from a rise in the price of our securities with a resulting dilution (upon exercise or conversion) in the value of the interests of our other security holders.  Our ability to obtain additional financing during the period these convertible securities are outstanding may be adversely affected and their existence may have a negative effect on the price of our securities.  The holders of these securities are likely to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable to us than those of the outstanding warrants and convertible promissory notes.

Our securities are thinly traded on the Over the Counter, which is not likely to provide liquidity for our investors.

On May 14, 2007, we received notice from the Over the Counter Bulletin Board (OTCBB) that our securities were no longer eligible for quotation on the OTCBB for a period of one year due to three late filings occurring within that previous twenty-four months.  According to the Rule, in order to be listed once again, the OTCBB would require the Company to be current in its reporting for a period of twelve months.

Our securities are quoted on the Over-the-Counter Bulletin Board.  The Over-the-Counter is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges.  Securities traded on the Over-the-Counter are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts.  The Securities and Exchange Commission’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board.  Quotes for stocks included on the Over-the-Counter Bulletin Board are not listed in newspapers.  Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price or at any price.

“Penny Stock” rules may make buying or selling our securities difficult.

Trading in our securities is subject to the Securities and Exchange Commission’s “penny stock” rules, and we anticipate that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future.  The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

We may sell additional shares in the future, which could cause the price of our securities to decline.

We currently have 25,000,000 shares of Common Stock authorized.  As a result, we have substantial amounts of authorized but un-issued capital stock.  Our Second Amended and Restated Certificate of Incorporation and applicable provisions of Delaware law provide that we may issue authorized capital stock at the approval of our Board of Directors, and no stockholder vote or other form of stockholder approval is required for us to issue such capital stock.  Consequently, we could issue shares of either class of our common stock in connection with future financings or acquisitions or in conjunction with equity compensation arrangements.  The offering prices in connection with those future issuances could be less than the current sales prices of our securities.  Any future issuances of any of our securities could cause the trading price of our securities to decline.

Investors must contact a broker-dealer to trade Over-the-Counter securities.  As a result, you may not be able to buy or sell our securities at the times that you may wish.

Even though our securities are quoted on the Over-the-Counter, the Over-the-Counter may not permit our investors to sell securities when and in the manner that they wish.  Because there are no automated systems for negotiating trades on the Over-the-Counter, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders – an order to buy or sell a specific number of shares at the current market price – it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Compliance with the rules established by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 will be complex.  Failure to comply in a timely manner could adversely affect investor confidence and our stock price.

Rules adopted by the Securities and Exchange Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require us to perform an annual assessment of our internal controls over financial reporting, certify the effectiveness of those controls and secure an attestation of our assessment by our independent registered public accountants.  Currently, this requirement will first apply to us during the preparation and filing of our annual report for fiscal year 2007.  The standards that must be met for management to assess the internal controls over financial reporting as now in effect are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.  We may encounter problems or delays in completing activities necessary to make an assessment of our internal controls over financial reporting.  In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of the assessment by our independent registered public accountants.  If we cannot perform the assessment or certify that our internal controls over financial reporting are effective, or our independent registered public accountants are unable to provide an unqualified attestation on such assessment, investor confidence and share value may be negatively impacted.

Management has concluded that disclosure controls and procedures are not effective and failing to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

The assessment required pursuant to rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 may uncover material weaknesses in our internal controls over financial reporting and conditions that need to be addressed, the disclosure of which may have an adverse impact on investor confidence and the price of our common stock.  Failure to establish and maintain appropriate internal controls over financial reporting, or any failure of those controls once established, could adversely impact our business, financial condition or results of operations or raise concerns for investors.  Any actual or perceived weaknesses and conditions in our internal controls over financial reporting that need to be addressed may have an adverse impact on the price of our common stock.

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such as this quarterly report, is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the CEO and CFO, as appropriate to allow timely decisions regarding required disclosure. Internal controls are procedures which are designed with the objective of providing reasonable assurance that (1) our transactions are properly authorized, recorded and reported; and (2) our assets are safeguarded against unauthorized or improper use, to permit the preparation of our condensed consolidated financial statements in conformity with United States generally accepted accounting principles.

We are not an accelerated filer (as defined in the Exchange Act) and are not required to deliver management's report on internal controls over our financial reporting until our year ending December 31, 2007. During 2006, we identified certain matters that would constitute material weakness (as such term is defined under the Public Company Accounting Oversight Board Auditing Standard No. 2) in our internal controls over financial reporting. The material weakness relates to he financial closing process, a lack of segregation of financial responsibilities and the need for additional qualified financial accounting personnel.  These weaknesses have lead management to conclude that disclosure controls and procedures are not effective for the twelve months ended December 31, 2006.  To remediate the internal controls does not require additional material costs.

During the twelve months ended December 31, 2006, we have taken specific actions to remediate the reportable conditions and material weakness, including the devotion of additional resources to the quarterly closing process, the hiring of additional qualified financial accounting personnel, and realignment of certain financial responsibilities to achieve stronger segregation of financial duties. We intend to continue to further strengthen our controls and procedures regarding the closing process.

There were no changes in our internal controls over financial reporting that occurred during the year ending December 31, 2006, that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology.  Although we believe that the assumptions underlying our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

This prospectus relates to the resale of shares of our Common Stock which will be owned by a selling stockholder upon the conversion of a secured convertible debenture.  We will not receive any of the proceeds from the resale of the shares of common stock owned by the selling stockholder.

DIVIDEND POLICY

We have never declared or paid a cash dividend.  At this time, we do not anticipate paying dividends in the future.  We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends or distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions.  We plan to retain any earnings for use in the operation of our business and to fund future growth.  You should not purchase any of our securities on the expectation of future dividends.

SELLING SECURITY HOLDERS

This prospectus relates to the resale from time to time of shares issued upon conversion of a secured convertible debenture owned by Cornell.  On March 20, 2007, we issued the Secured Convertible Debenture to Cornell Capital Partners in the aggregate principal amount of $6,000,000 of which $3,000,000 was advanced immediately.  The second installment of $2,000,000 is being advanced at the time of the filing by the Company with the Securities and Exchange Commission (the "Commission") of the “registration statement” of this prospectus forms a part.  The last installment of $1,000,000 will be advanced immediately prior to the date the registration statement is declared effective by the Commission.   The Debenture matures on the third anniversary of the date of issuance. The holder of the Debentures may convert at any time amounts outstanding under the Debenture into shares of common stock of the Company at a fixed conversion price per share equal to $0.314.  Under the Purchase Agreement the Debenture is secured by substantially all of the Company's, and its wholly owned subsidiaries’ assets.

Under the Purchase Agreement, we also issued to Cornell five-year warrants in six separate series as follows:

A Warrants to purchase 2,384,814 shares of common stock at $0.314 per share;
B Warrants to purchase 2,186,079 shares of common stock at $0.343 per share;
C Warrants to purchase 2,017,919 shares of common stock at $0.372 per share;
D Warrants to purchase 1,748,863 shares of common stock at $0.429 per share;
E Warrants to purchase 1,499,026 shares of common stock at $0.50 per share;
F Warrants to purchase 1,500,000 shares of common stock at $0.01 per share.

In conjunction with this Debenture, placement agent warrants were issued to Equity Source Partners in the amount of 10% of each of the above warrants distributed equally to each of the following individuals:

Cary Sucoff	25%
Lewis Mason	25%
Scott Sucoff	25%
Harvey Kohn	25%

Cornell Capital Partners, L.P. is a Cayman Island exempt limited partnership.  Cornell is managed by Yorkville Advisors, LLC.  Investment decisions for Yorkville Advisors are made by Mark Angelo, its portfolio manager.

The following table sets forth, as of August 20, 2007, the number of shares being held of record or beneficially by the selling security holders.  All of the data presented is based upon information currently available to us.

The table below sets forth the shares that we are registering pursuant to the Registration Statement of which this prospectus is a part:
	Beneficial Ownership			Beneficial Ownership
Selling Stockholder	Prior to offering		Shares Offered	After Offering	%

Cornell Capital Partners, L.P.	20,890,841	(1)	3,000,000	17,89,0841	57.4%

(1)         This includes 9,554,140.13 shares to be obtained upon the conversion of the first $3,000,000 disbursement of the Debentures, and 11,336,701 issuable upon exercise of warrants.  For purposes hereof only, does not give effect to the 4.99% limitation on the number of shares to be owned by the selling stockholder as agreed in the relevant transaction documents. This also includes 1,206,396 shares issuable upon exercise of warrants

PLAN OF DISTRIBUTION

The Selling Stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over the Counter or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume.  The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person.  We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

CAPITALIZATION

Prior to December 5, 2005, the Company had outstanding two classes of stock, Class A Voting Common Stock of which there were 150,000,000 shares authorized with 111,424,416 issued, and Class B Non-Voting Common Stock of which there were 250,000,000 shares authorized with 74,505,730 issued.  At the annual meeting of the shareholders held on November 12, 2005, the shareholders approved a plan of recapitalization whereby 1) each outstanding share of our Class A Voting Common Stock and our Class B Non-Voting Common Stock combine into a single class of voting Common Stock with 400,000,000 authorized and 185,930,146 issued, 2) effect a one-for-fifty reverse split of this new class of Common Stock resulting in a 8,000,000 authorized and 3,718,603 issued, and 3) increase the authorized from 8,000,000 to 25,000,000.  The combination of the two classes of stock was completed on December 5, 2005.  The reverse split and change in authorized shares was completed on December 12, 2005.  In addition, the completion of the recapitalization triggered the mandatory conversion of certain notes payable in the amount of $8,965,000 into 1,793,000 shares of the new Common Stock.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes beginning on page F-1 of this prospectus.

June 30, 2007 (in thousands)
Debt:
Current portion of notes, convertible debt and capital lease obligations.	$1,220
Capital lease obligations and notes, net of current portion	3,533
Total Debt	4.753
Stockholders’ equity:
Common Stock, par value $0.01 per share:	83
Additional paid-in capital	39,073
Warrants	3,692
Impaired value of securities	(860)
Accumulated deficit	(45,764)
Total stockholders’ equity	(3,776)
Total capitalization	$43,759

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.  The statement of operations data set forth on the following page for the years ended December 31, 2006 and 2005 and the balance sheet data as of December 31, 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.  The statement of operations and balance sheet data set forth on the following page for the year ended December 31, 2006 and 2005 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.  These historical results are not necessarily indicative of results to be expected for any future period.

Statements of Operations Data:	Six Months Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005
Revenues:
Information Sales
–CD-Rom	254,449	337,075	588,977	$480,412
–Online	2,887,827	3,359,454	6,182,251	6,257,679
–Channel Partner	1,354,285	2,962,699	5,471,120	4,358,038
–Wireless	4,807	3,234	7,725	11,908
Engineering services	-	-	-	505,000
Total revenues	$4,501,638	$6,662,462	12,250,073	11,613,037

Costs and expenses:
Costs of revenues:
–CD-Rom	13,832	22,695	38,965	113,612
–Online and Channel Partner	1,157,206	1,957,557	3,828,408	4,055,417
–Engineering services	-	-	-	123,750
Selling and marketing	769,647	900,747	1,714,501	2,492,172
General and administrative	3,032,405	3,594,363	7,539,311	7,537,444
Research & Development	79,390	99,160	196,600	214,287
Severance Expense	250,000	-	-	-

Total operating expenses	$5,302,480	$6,574,522	13,317,785	14,556,682

Operating Income (Loss)	(801,111)	87,940	(1,067,712)	(2,943,645)

Other income (expense):
Interest income	48,383	-	-	57,256
Interest expense	(325,035)	(511,428)	(1,320,934)	(2,705,835)
Other income	7,481	1,357	4,523	(7,952)
Write down of LT Receivable	-	-	(1,291,636)	-
Finance Related Expenses	(2,894,068)	(1,344,750)	(2,286,075)	-

Net loss	$(3,964,349)	$(1,766,879)	$(5,961,834)	$(5,600,176)

Basic and diluted net loss per share	$(0.48)	$(0.27)	$(0.86)	$(1.56)
Shares used in computing basic and diluted net loss per share	8,254,139	6,542,497	6,907,321	3,582,049

Balance Sheet Data:	As of June 30, 2007	As of December 31, 2006
Cash and cash equivalents	$3,373	$29,822
Total current assets	2,173,931	1,576,038
Total assets	$5,781,339	5,670,815
Total current liabilities	6,024,037	6,163,877
Total stockholders’ equity	(3,776,089)	(503,191)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our consolidated financial condition and results of operations together with “Selected Financial Data” and our consolidated financial statements and related notes included elsewhere in this Annual Report.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements because of certain factors, including, but not limited to, those presented below.

Overview

The LocatePLUS Group is a business-to-business and business-to-government provider of public information via our proprietary data integration solutions.  Since 1996, we have sold a CD-ROM-based product, which we refer to as Worldwide Information™, that enables users to search certain motor vehicle records and driver’s license information in multiple states through a dynamic search engine, using complete or partial information.  Since March 1, 2000, we have maintained a database that is accessible through the Internet, known as LocatePLUS™.  Our LocatePLUS™ product contains searchable and cross-referenced public information on individuals throughout the United States, including individuals’ names, addresses, dates of birth, Social Security numbers, prior residences, and, in certain circumstances, real estate holdings, recorded bankruptcies, liens, judgments, drivers’ license information and motor vehicle records.  Since September 2003, our wholly-owned subsidiary, Certifion, has offered personal information for self-certification purposes through its Entersect™ product.

We distribute our content both directly (through the Internet in the case of our LocatePLUS™ product and through the mail in the case of our Worldwide Information™ CD-ROM) and through “channel partner” arrangements, by which third-party database providers obtain access to our databases in consideration for a royalty (such as job search and on-line dating sites, in the case of our Entersect™ product).

On September 1, 2003, through our newly formed wholly-owned subsidiary Certifion Corporation, we acquired all the assets of Project Entersect Corporation in consideration for $62,662.  The acquisition was accounted for as a purchase and is recorded and reflected with our operations from the time of purchase.  The subsidiary operates under the trade name Entersect.  Entersect provides a self-identification and validation service for online job posting and dating sites.

On October 17, 2003, through our newly formed wholly-owned subsidiary, Dataphant, Inc., we acquired Voice Power Technologies, Inc., a Texas-based provider of data technology.  In connection with this acquisition, Voice Power Technologies, Inc. merged with and into Dataphant, Inc.  As consideration for the merger, shareholders of Voice Power Technologies, Inc. received an aggregate of 2,500,000 shares of LocatePLUS Class B Non-voting Common Stock.  Through this acquisition, we now have information concerning virtually all landline phone numbers in the United States and approximately 25% of United States cell phone numbers.  This data has been integrated into our current product lines.

On January 6, 2004, LocatePLUS Holdings Corporation formed Metrigenics, Inc, a wholly-owned subsidiary.

From time to time, we also provide engineering services in connection with the implementation and rollout of our channel partnership arrangements.

Although our products generally consist primarily of publicly available – and therefore non-proprietary – information, we integrate data in our products in a proprietary manner that allows users to access data rapidly and efficiently.  In addition, our LocatePLUS™ product utilizes proprietary methodologies to link data from different sources associated with a given individual to a single background report, even though the sources of data with respect to a given individual may be incomplete or contain only partial information with respect to that individual.  We have also sought patent protection with respect to aspects of our marking and search technology (referred to as our “Bull’s Eye” feature) and aspects of our CareerScan™ and TrustmeID™ products.

During the quarter ended June 30, 2003 we launched our new patent-pending Bull's-Eye technology, which is currently integrated into a LocatePLUS™ product.  Bull's-Eye is the first search tool in our industry that allows users to correctly identify a person's current address based upon certain currently available information. Typically, when a search is performed on an individual using competing technologies, a number of addresses are pulled from a database of public records. Bull's-Eye enhances or improves the search process by cross-referencing current public utility and telephone records with historical data to more accurately identify a person's current address.  We have also sought patent protection with respect to aspects of our CareerScan™ and TrustmeID™ products.

Critical Accounting Policies

We have identified the policies below as critical to our business operations and the understanding of our results of operations.  The impact and any associated risks related to these policies on our business operations are discussed throughout this section where such policies affect our reported and expected financial results.  Note that our preparation of our Consolidated Financial Statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period.  There can be no assurance that actual results will not differ from those estimates.

Our accounting policies that are the most important to the portrayal of our financial condition and results, and which require the highest degree of management judgment relate to revenue recognition and the provision for uncollectible accounts receivable.  We estimate the likelihood of customer payment based principally on a customer’s credit history and our general credit experience.  To the extent our estimates differ materially from actual results, the timing and amount of revenues recognized or bad debt expense recorded may be materially misstated during a reporting period.

Revenue associated with our Worldwide Information™ product is recognized upon delivery to the customer of a CD-ROM, provided that no significant obligations remain, evidence of the arrangement exists, the fee is fixed or determinable and collectibility is reasonably assured.  Information in our Worldwide Information™ product is updated and released either quarterly or twice a year.  In the case of our LocatePLUS™ product, we charge a fee to customers, which varies based upon the type and quantity of information requested.  Capitalizing on the synergies gained through the Companies acquisitions, in 2004, Worldwide was able to utilize the technology acquired through Voicepower Technologies, when it merged into Dataphant, to develop the industry's first ever searchable non-published and cell phone CD-ROM.  This product became Worldwide's fastest growing CD-ROM product to date.  In addition, Worldwide, using the search capabilities built into the CD-ROM search engine, has expanded beyond CD-ROMs.  Worldwide recently entered into an exclusive partnership with the State of New Hampshire's Department of Safety to implement its technology on the state's Intranet.  Sonia Bejjani, Company co-founder and President of Worldwide, was profiled in "Women to Watch in 2005" by Women's Business Boston,  January 2005 issue.

Revenue from our LocatePLUS™ product is recognized when there is either an agreed upon royalty fee or the requested information is downloaded, there is evidence of an arrangement, the fee is fixed or determinable, and collectability is reasonably assured.  We charge our fees to customers’ credit cards (approximately 60% of our current LocatePLUS™ customer base) or invoice customers for such fees on a monthly basis (approximately 40% of our LocatePLUS™ customer base).  During 2005, our LocatePLUS online customer base exceeded 20,000 customers.  Within that customer base, the subscriptions for ChoicePlan billing plans, which are billing plans for committed revenue per customer ranging from $25 per month to $5,000 per month, increased to 1,200 customers.  In addition, we made a significant change to our billing practice in 2004, with the implementation of a new minimum usage fee.  We expect this change will increase annual billings by at least $1M per year.

Revenue from our Entersect™ product is recognized when certifications are purchased online (and paid for via credit card) or the requested information is downloaded, there is evidence of an arrangement, the fee is fixed or determinable, and collectibility is reasonably assured.

Revenue from Dataphant is generated exclusively through inter-company sales to our other wholly owned subsidiaries and eliminated on consolidation.

Our costs of revenue consist primarily of our costs to obtain data and software maintenance expenses, which consist primarily of payroll and related expenses for information technology personnel, Internet access and hosting charges, and expenses relating to Web content and design.  We obtain our data from multiple sources and we have entered into various license agreements with the related data providers.  In 2006 and 2005, we recorded $3,828,408 and $4,055,417, respectively, and in the six months ended June 30, 2007 and 2006, we recorded $1,157,206 and $1,957,557 respectively, in costs related to these agreements.  In the event that any of our primary sources of data became unavailable to us, we believe that we would be able to integrate alternate sources of data without significant disruption to our business or operations, as there are currently a number of providers of such data.

Our selling and marketing expenses consist of salaries and commissions paid to sales representatives for the products that we offer, as well as direct mail advertising campaigns and magazine and Internet-banner advertisements.

General and administrative expenses consist of payroll and related expenses for non-sales, non-research and development and executive and administrative personnel, facilities expenses, insurance, professional services, travel and other miscellaneous expenses.

Interest income consists of earnings on our cash, cash equivalents and short term investments.  Interest expense is primarily attributable to various notes issued through June 30, 2007.  As of June 30, 2007, we had notes payable (current and long-term) totaling $4,686,372.

Net Losses and Financings

We have incurred significant net losses since our inception.  We incurred net losses of approximately $5.9 million in 2006, $5.6 million in 2005 and $4 million during the six months ended June 30, 2007.Our accumulated deficit as of June 30, 2007 was approximately $46 million

On June 17, 2004 we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd., a Cayman Islands company, relating to the private placement of a convertible term note issued by the Company in the principal amount of $3,000,000 due June 17, 2007 (the "Note"), and a common stock purchase warrant (the "Warrant").  On November 30, 2004, this note was amended to increase the principal amount to $4,000,000 and an additional warrant.  In July, 2005, the company raised approximately $9 million through the issuance of convertible debt of which $4 million was used to pay the balance on this note in full

In connection with an offering that closed on August 15, 2005 we entered into a Purchase Agreement with certain institutional and accredited investors relating to the private placement of convertible term notes issued by the Company in the principal amount of $8,965,000 and warrants to purchase up to 41,189,000 shares of our capital stock. Of the proceeds from this offering, approximately $4.1 million was used to retire current secured convertible notes, and the remainder will be used for general working capital.  In conjunction with this offering, we also entered into related Registration Rights and Voting Agreements.  On November 14, 2005, at the annual meeting of the shareholders, the recapitalization was approved by a majority of the outstanding shares of both classes of stock.  On December 12, 2005, we completed a plan of recapitalization which triggered the mandatory conversion of these notes into 1,793,000 shares of the new Common Stock.

On December 29, 2005, we entered into a Debenture Agreement with Dutchess Private Equities Fund, II, L.P.  Pursuant to that Debenture Agreement, we received proceeds of $1,500,000 by issuing a Debenture convertible into shares of our Common Stock , 200,000 founders shares and a Common Stock purchase warrant for 750,000 shares with an exercise price of $5.00 per share.  On July 21, 2006, we entered into a Debenture Agreement with Dutchess Private Equities Fund, L.P.  Pursuant to that Debenture Agreement, we received proceeds of $750,000 by issuing a note payable convertible into shares of our Common Stock , 200,000 founders shares and a Common Stock purchase warrant for 350,000 shares with an exercise price of $1.00 per share. By amendments dated October 18, 2006 both Debenture Agreements were amended to provide that they may be converted at any time into our Common Stock at the lesser of $.70 per share or 75% of the lowest closing bid price during the 20 trading days next preceding the date of conversion

On July 21, 2006 the Company entered into an Investment Agreement where the Company received proceeds of $750,000 by issuing a note payable convertible into shares of Common Stock at the lesser of $.70 per share or 75% of the lowest closing bid price during the 20 trading days next preceding the date of conversion.

On March 20, 2007, we issued a secured convertible debenture to Cornell Capital Partners in the aggregate principal amount of $6,000,000 of which $3,000,000 was advanced immediately.  The second installment of $2,000,000 will be advanced immediately prior to the filing by the Company with the Securities and Exchange Commission (the "Commission") of the Registration Statement.  The last installment of $1,000,000 will be advanced immediately prior to the date the Registration Statement is declared effective by the Commission.   The Debentures mature on the third anniversary of the date of issuance. The holder of the Debentures may convert at any time amounts outstanding under the Debentures into shares of common stock of the Company at a fixed conversion price per share equal to $0.314.  Under the Purchase Agreement the debentures are secured by substantially all of the Company's, and its wholly owned subsidiaries’ assets.

Under the Purchase Agreement, we also issued to Cornell five-year warrants in six separate series as follows:

A Warrants to purchase 2,384,814 shares of common stock at $0.314 per share;
B Warrants to purchase 2,186,079 shares of common stock at $0.343 per share;
C Warrants to purchase 2,017,919 shares of common stock at $0.372 per share;
D Warrants to purchase 1,748,863 shares of common stock at $0.429 per share;
E Warrants to purchase 1,499,026 shares of common stock at $0.50 per share;
F Warrants to purchase 1,500,000 shares of common stock at $0.01 per share.

Results of Operations

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues.  Revenue from our Worldwide Information TM CD-ROM product increased to $588,977 for the year ended December 31, 2006 from $480,412 for the year ended December 31, 2005, an increase of 22%  Revenue from our LocatePLUS™ and Entersect™ online products, decreased to $6,182,251 for the year ended December 31, 2006 as compared to $6,257,679 for the year ended December 31, 2005, a decrease of 1%.  Revenue from our channel partners increased to $5,471,120 for the year ended December 31, 2006 as compared to $4,358,038 for the year ended December 31, 2005 an increase of 25%.  The increase is attributed to the addition of new channel partners and additional sales to existing channel partners.  Management expects revenue from channels to decrease substantially in 2007 as a major contract has expired.  As part of deploying channel partner agreements, we occasionally provide engineering services.  We did not recognize any engineering revenue in 2006 as compared to $505,000 recognized in 2005, a decrease of 100%.  Engineering services revenues are not recurring and are dependent on customer needs.  We recognized wireless revenue of $7,725 in 2006 as compared to $11,908 in 2005. We expect online, wireless, and channel revenue to increase and CD-ROM revenue to be stable during the next twelve months.

Costs of revenues.  For the year ended December 31, 2006, our costs of revenue for Worldwide Information TM were $38,965 as compared to $133,612 for the year ended December 31, 2005, a decrease of 70%.  Data cost are relatively fixed even as revenue from the product increases, no marked increase in costs is realized.  For the year ended December 31, 2006, our costs of revenue associated with LocatePLUS™ and channel partner sales were $3,828,408, as compared to $4,055,417 for the year ended December 31, 2005, a decrease of 6%. Costs of revenues are expected to stabilize at about $3.5 million annually, as that amount represents the cost for the required data sets.  As revenue increases, costs of revenue are not expected to increase proportionately.  Costs of engineering services were allocated based on time spent for engineering services.  Costs of wireless revenues are primarily the cost of wireless connectivity and the amortized cost of devices sold to end users.

Selling and marketing expenses.  Selling and marketing expenses for the year ended December 31, 2006 were $1,714,502, as compared to $2,492,172 for the year ended December 31, 2005, a decrease of approximately 31%.  We expect selling and marketing expense to increase over the next twelve months as we focus greater efforts on the acquisition of new customers to increase revenues.

General and administrative expenses.  General and administrative expenses for the year ended December 31, 2006 were $7,539,311 as compared to $7,537,444 for the year ended December 31, 2005, an increase of less than 1%.

Research and development expenses.  Research and development expenses for the year ended December 31, 2006 were $196,600 as compared to $214,287 for the year ended December 31, 2005, a decrease of 8%. These expenses are a result of investigation of new biometric data products through the creation of Metrigenics.  We anticipate these expenses will stabilize for the foreseeable future.

Interest income.  No interest income was recorded in 2006.  Interest income for the year ended December 31, 2005 was $57,256

Interest expense.  Interest expense decreased to $1,320,934 for the year ended December 31, 2006, from $2,705,835 for the year ended December 31, 2005, a decrease of 51%.  The interest expense is attributable to the payoff of certain notes payable issued in 2004 and the interest expense associated with additional financing during 2006.

Other Income. Other income increased to $4,523 for the year ended December 31, 2006, from $(7,952) for the year ended December 31, 2005.

Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006

Revenues.  Revenues from our Worldwide InformationTM CD-ROM product increased to $140,242 for the three months ended June 30, 2007 from $132,611 for the three months ended June 30, 2006, an increase of 6%.  The increase is attributable to the timing of certain product deliveries.  Revenues are recognized when product is shipped.  Revenues from our Internet-based products decreased to $1,448,590 for the three months ended June 30, 2007, as compared to $1,809,526 for the three months ended June 30, 2006, a decrease of 20%.  Revenue from channel partners decreased to $660,653 from $1,618,637 a decrease of 59%.  The decrease is attributable to the re-negotiation of one Channel Partner Agreement. Revenues from our wireless product, LocatePLUS AnyWhere™, were $2,264 during the three months ended June 30, 2007 as compared to $1,782 during the three months ended June 30, 2006, an increase of 27%.

Costs of revenues.  For the three months ended June 30, 2007, costs of revenues for Worldwide InformationTM were $5,592 as compared to $13,111 for the three months ended June 30, 2006, a decrease of 57%. For the three months ended June 30, 2007, our costs of revenues associated with LocatePLUS™ online and channel were $563,963 as compared to $1,099,932 for the three months ended June 30, 2006, a decrease of 49%.   Data costs are expected to stabilize at approximately $3.5 million annually.

Selling and marketing expenses.  Selling and marketing expenses for the three months ended June 30, 2007 were $319,470 as compared to $438,906 for the three months ended June 30, 2006, a decrease of 27%.  The primary reason for the reduction is due to the elimination of marketing activities that generated less revenue than the cost to acquire that revenue.

General and administrative expenses.  General and administrative expenses for the three months ended June 30, 2007 were $1,448,178 as compared to $1,733,419 for the three months ended June 30, 2006, a decrease of 16%.

Research and Development expenses.  Research and development expenses for the three months ended June 30, 2007 were $29,852 as compared to $49,191 for the three months ended June 30, 2006, a decrease of 39%  This decrease is attributable to downsizing of personnel.

Severance expense. During the three months ended June 30, 2007, there was no severance expense.

Interest income.  Interest income for the three months ended June 30, 2007 was $48,383. This income is attributable to interest payments being made on notes receivable.

Interest expense.  Interest expense decreased to $188,236 for the three months ended June 30, 2007, from $225,243 for the three months ended June 30, 2006, a decrease of 16%.

Other Income. Other income increased to $4,058 for the three months ended June 30, 2007, up from other income of $817 for the three months ended June 30, 2006.

Financing Related Expenses.  During the three months ended June 30, 2007, we recorded expenses related to registration rights in the amount of $403,425.  This expense is related to penalties associated with a financing completed in 2005 for the non-filing of a registration statement.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

      Revenues.  Revenues from our Worldwide InformationTM CD-ROM product decreased to $254,449 for the six months ended June 30, 2007 from $337,075 for the six months ended June 30, 2006, a decrease of 25%.  The decrease is attributable to the timing of certain product deliveries.  Revenues are recognized when product is shipped.  Revenues from our Internet-based products decreased to $2,887,827 for the six months ended June 30, 2007, as compared to $3,359,454 for the six months ended June 30, 2006, a decrease of 14%.  Revenue from channel partners decreased to $1,354,285 from $2,962,699 a decrease of 54%.  The decrease is attributable to the re-negotiation of one Channel Partner Agreement. Revenues from our wireless product, LocatePLUS AnyWhere™, were $4,807 during the six months ended June 30, 2007 as compared to $3,234 during the six months ended June 30, 2006, an increase of 49%.

      Costs of revenues.  For the six months ended June 30, 2007, costs of revenues for Worldwide InformationTM were $13,832 as compared to $22,695 for the six months ended June 30, 2006, a decrease of 39%. For the six months ended June 30, 2007, our costs of revenues associated with LocatePLUS™ online and channel were $1,157,206 as compared to $1,957,557 for the six months ended June 30, 2006, a decrease of 41%.   Data costs are expected to stabilize at approximately $3.5 million annually.

      Selling and marketing expenses.  Selling and marketing expenses for the six months ended June 30, 2007 were $769,647 as compared to $900,747 for the six months ended June 30, 2006, a decrease of 15%.  The primary reason for the reduction is due to the elimination of marketing activities that generated less revenue than the cost to acquire that revenue.

      General and administrative expenses.  General and administrative expenses for the six months ended June 30, 2007 were $3,032,405 as compared to $3,594,363 for the six months ended June 30, 2006, a decrease of 16%.

      Research and Development expenses.  Research and development expenses for the six months ended June 30, 2007 were $79,390 as compared to $99,160 for the six months ended June 30, 2006, a decrease of 20%. This decrease is attributable to downsizing of personnel.

      Severance expense. Severance expense for the six months ended June 30, 2007 was $250,000. This expense is attributable to the resignation of Jon Latorella, the President and Chief Executive Officer. As part of this resignation, Mr. Latorella received a one time severance of $250,000.  As of June 20, 2007 the severance package has not been finalized and is still being negotiated with the Board.

      Interest income.  Interest income for the six months ended June 30, 2007 was $48,383. This income is attributable to interest payments being made on notes receivable.

      Interest expense.  Interest expense decreased to $325,035 for the six months ended June 30, 2007, from $511,428 for the six months ended June 30, 2006, a decrease of 36%.

      Other Income.  Other income increased to $7,481 for the six months ended June 30, 2007, up from other income of $1,357 for the six months ended June 30, 2006.

      Financing Related Expenses.  During the six months ended June 30, 2007, we recorded expenses related to registration rights in the amount of $2,894,068.  Approximately $806,000 of this is related to penalties associated with a financing completed in 2005 for the non-filing of a registration statement.  Also in connection with the sale and issuance of new Debentures, the Company entered into a settlement agreement with Dutchess Private Equities Fund, Ltd. for the settlement of a dispute regarding the amount due under debt instruments issued by the Company to Dutchess during 2005 and 2006.  Pursuant to the terms of the Settlement, the Company incurred approximately $2.1 million in filing penalties, pre-payment penalties, and interest

Liquidity and Capital Resources

From our incorporation in 1996 through December 31, 2006, we raised approximately $40 million through a series of private placements and public offerings of equity and convertible debt to fund marketing and sales efforts and develop our products and services.

As of June 30, 2007 our cash and cash equivalents totaled $3,373

We raised approximately $3.8 million from sales of our equity during 2004 and approximately $4.0 million from the issuance of notes payable.  Our ultimate success is still dependent upon our ability to secure additional financing to meet our working capital and ongoing project development needs.  We anticipate that we will increase our sales and marketing, product development and general and administrative expenses during 2005 and for the foreseeable future.  To achieve our business objectives, we must raise additional capital, which may consist of future debt or equity offerings.  Any such financings may be dilutive to existing investors.  Pursuant to a certain put, we sold 369,535 shares, after adjusting for a 1 for 50 reverse split on December 12, 2205, for a total $5.0 Million in net proceeds from the investor through December 31, 2005.  No amount remains available under the put at December 31, 2005.  Management’s plans include increasing sales, expanding infrastructure, and hiring additional staff.  To accomplish this, we intend to identify sources of additional capital and seek funding from such sources.

On June 17, 2004 we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd., a Cayman Islands company, relating to the private placement of a convertible term note issued by us in the principal amount of $3,000,000 due June 17, 2007 (the "Note"), and a common stock purchase warrant (the "Warrant").  On November 30, 2004, this note was amended to increase the principal amount to $4,000,000 and add an additional warrant.  The terms, as amended, allow for this note to covert into 6,666,667 shares of our Class A Voting Common Stock at a fixed conversion rate of $0.30 per share and 5,000,000 shares of our Class A Voting Common Stock at a fixed conversion rate of $0.40 per share.  One Warrant provides for the purchase of up to 1,320,000 shares of Class A Common Stock at a price of $0.45 each, subject to customary adjustments, until June 17, 2009, and the additional Warrant provides for the purchase of up to 650,000 shares of Class A Common Stock at a price of $0.35 each, subject to customary adjustments, until November 30, 2009.  On March 31, 2005, the Company amended its convertible term note issued by the Company to Laurus Master Fund, Ltd., a Cayman Islands company.  The terms, as amended, allow for this note to convert into 6,250,000 shares of our Class A Voting Common Stock at a fixed conversion rate of $0.16 per share, 3,333,333 shares of our Class A Voting Common Stock at a fixed conversion rate of $0.30 per share and 5,000,000 shares of our Class A Voting Common Stock at a fixed conversion rate of $0.40 per share.

In connection with an offering that closed on August 15, 2005 we entered into a Purchase Agreement with certain institutional and accredited investors relating to the private placement of convertible term notes issued by the Company in the principal amount of $8,965,000 and warrants to purchase up to 41,189,000 shares of our capital stock. Of the proceeds from this offering, approximately $4.1 million was used to retire current secured convertible notes, and the remainder will be used for general working capital.

All of the notes are convertible, and the warrants are exercisable, first into as many shares of our Class A Voting Common Stock, par value $0.01 per share, as are available for issuance at the time of conversion or exercise, and then into shares of our Class B Non-Voting Common Stock, par value $0.01 per share.  As part of our agreement with these investors, we have agreed to seek the approval from our stockholders of the recapitalization of each outstanding share of our Class A Voting Common Stock and our Class B Non-Voting Common Stock into a single class of voting common stock, as well as a one-for-fifty reverse split of this new class of common stock.  If our stockholders approve these measures, the notes will automatically convert into shares of the new class of common stock, and any unexercised warrants will be exercisable for shares of that class of stock as well.  As there are currently no un-issued shares of our Class A Voting Common Stock that are not otherwise reserved for issuance, we anticipate that these notes and warrants will be exercisable for shares of either our Class B Non-Voting Common Stock or the newly created class of common stock, if approved.  Without taking into consideration interest payable on the notes, the notes are convertible into 89,650,000 shares of our common stock (regardless of class) at a current conversion rate of $0.10 per share and the warrants are exercisable for ten years from the date they were issued for up to 41,189,000 shares of our common stock (regardless of class) at a current exercise price of $0.15 per share.  The conversion price of the notes and the exercise price of the warrants are each subject adjustment for a variety of events, including, for example, payment of dividends, certain mergers or asset sales, and certain securities issuances.  In conjunction with this offering, we also entered into related Registration Rights and Voting Agreements.  On November 14, 2005, at the annual meeting of the shareholders, the recapitalization was approved by a majority of the outstanding shares of both classes of stock.  On December 12, 2005, we completed the plan of recapitalization which triggered the mandatory conversion of certain notes payable in the amount of $8,965,000 into 1,793,000 of the new common stock.

On December 29, 2005, we entered into an Investment Agreement with Dutchess Private Equities Fund II, L.P.  Pursuant to that Investment Agreement, we received proceeds of $1,500,000 by issuing a note payable convertible into 300,000 shares of Common Stock at $5.00 per share and 200,000 founders shares and Common Stock purchase warrant for 750,000 shares with an exercise price of $5.00 per share.  We also entered into an agreement where we may, at our discretion, periodically “put” or require Dutchess to purchase shares of our Common Stock.  The aggregate amount that Dutchess is obligated to pay for our shares will not exceed $10.0 million.  For each share of  Common Stock purchased under the Investment Agreement, Dutchess will pay 93% of the lowest closing bid price on the Over-the-Counter Bulletin Board (or other principal market on which our Common Stock is traded) during the ten day period immediately following the date on which we give notice to Dutchess of our intention to put such stock.  Our ability to put the shares under the Investment Agreement is conditioned upon us registering the shares of Common Stock with the Securities and Exchange Commission and satisfaction of certain other customary closing conditions.

On July 21, 2006 we issued a Debenture to Dutchess Private Equities Fund, LP , a related private equities fund and received proceeds of $750,000. The Debenture is due on July 21, 2011 and pays twelve per cent (12%) interest. Interest and principal are payable at such times and under such conditions are outlined in the Debenture. The Debenture is convertible into shares of our Common Stock at the lesser of $.70 per share or 75% of the lowest closing bid price during the 20 trading days next preceding the date of conversion (collectively, the two funds “Dutchess”).  The holder may not convert if it would cause the holder to own more than 4.9% of the outstanding Common Stock of the Company.

On March 20, 2007, we issued a secured convertible debenture to Cornell Capital Partners in the aggregate principal amount of $6,000,000 of which $3,000,000 was advanced immediately.  The second installment of $2,000,000 will be advanced at the time of the filing by the Company with the Securities and Exchange Commission (the "Commission") of the Registration Statement.  The last installment of $1,000,000 will be advanced immediately prior to the date the Registration Statement is declared effective by the Commission.   The Debentures mature on the third anniversary of the date of issuance. The holder of the Debentures may convert at any time amounts outstanding under the Debentures into shares of common stock of the Company at a fixed conversion price per share equal to $0.314.  Under the Purchase Agreement the debentures are secured by substantially all of the Company's, and its wholly owned subsidiaries’ assets.

Under the Purchase Agreement, we also issued to Cornell five-year warrants in six separate series as follows:

A Warrants to purchase 2,384,814 shares of common stock at $0.314 per share;
B Warrants to purchase 2,186,079 shares of common stock at $0.343 per share;
C Warrants to purchase 2,017,919 shares of common stock at $0.372 per share;
D Warrants to purchase 1,748,863 shares of common stock at $0.429 per share;
E Warrants to purchase 1,499,026 shares of common stock at $0.50 per share;
F Warrants to purchase 1,500,000 shares of common stock at $0.01 per share.

We also entered into a registration rights agreement with Cornell providing for the filing with the Commission of the registration statement of which this prospectus forms a part registering the common stock issuable upon conversion of the debentures and exercise of the warrants.  We were obligated to use our best efforts to cause the registration statement to be filed no later than 30 days after the closing date.  In the event of a default of our registration obligations, including our agreement to file the Registration Statement with the Commission no later than 30 days after the closing date, or if the Registration Statement is not declared effective within 145 days after the closing date, we may be required to pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the debentures.

Commitments and Contingencies

Operating Leases

We lease office space and equipment under various operating lease agreements which terminate on various dates through 2012.  Future minimum payments under our non-cancelable operating leases total $2,236,530.

Capital Leases

Through June 30, 2007, we entered into certain long-term equipment lease agreements.  These agreements are classified as capital leases and expire in 2008.  Future minimum lease payments under our non-cancelable capital leases total $62,080.

License Agreements

The following represents the contractual obligation and commercial commitments as of June 30, 2007.

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years
Long-Term Debt including current	$5,480,082	$1,572,214	$3,907,868	-
Capital Leases	59,436	44,130	15,306	-
Operating Leases	2,236,529	569,087	992,525	674,917
License Agreements	205,000	205,000	-	-
Total	$7,981,047	$2,390,431	$4,915,699	$674,917

Recently Issued Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 155 - Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued Statement of Financial Accounting Standard 156 - Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29." APB Opinion No. 29, "Accounting for Non-monetary Transactions," is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends APB Opinion No. 29, eliminating the exception to fair value accounting for non-monetary exchanges of similar productive assets and replaces it with a general exception to fair value accounting for non-monetary exchanges that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect this statement to have a material impact on its financial statements.

Off-Balance-Sheet Arrangements

The Company has no off-balance-sheet arrangements currently in effect or in effect during the year ended December 31, 2006, including but not limited to any guarantee contracts that has the characteristics defined in paragraph 3 of FASB Interpretation No. 45 (November 2002), as amended; any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement, any obligation that could be accounted for as a derivative instrument, or any obligation arising out of a variable interest (as referenced in FASB Interpretation No. 46, as amended).

BUSINESS

Overview

LocatePLUS Holdings Corporation, through itself and its wholly-owned subsidiaries LocatePLUS Corporation, Worldwide Information, Inc., Certifion Corporation, Dataphant, Inc., and Metrigenics, Inc., (collectively, the “LocatePLUS Group”), are business-to-business, business-to-government and business-to-consumer providers of public information via our proprietary data integration solutions.  Since 1996, we have sold a CD-ROM-based product, which we refer to as Worldwide Information™, which enables users to search certain motor vehicle records and driver’s license information in multiple states.  Since March 1, 2000, we have maintained a database that is accessible through the Internet, known as LocatePLUS™.  Our LocatePLUS™ product contains searchable and cross-referenced public information on individuals throughout the United States, including individuals’ names, addresses, dates of birth, Social Security numbers, prior residences, and, in certain circumstances, real estate holdings, recorded bankruptcies, liens, judgments, drivers’ license information and motor vehicle records.  On September 1, 2003, our newly formed wholly-owned subsidiary, Certifion Corporation, acquired all of the assets of Project Entersect Corporation a provider of data technology.  Certifion provides self-screening for both resume and online dating services and has filed for patent protection for both of these services.  In October 2003, our newly formed wholly-owned subsidiary, Dataphant, Inc. acquired Voice Power Technology through a merger.  Through this merger, Dataphant now has information on virtually every land-based phone number in the United States and approximately 30% of the cell phone numbers in the United States.  On January 6, 2004, the Company formed a new wholly-owned subsidiary, Metrigenics, Inc., with operations located in New York State.  Metrigenics was formed to develop new ways to integrate biometrics with data.  Metrigenics has finished first stage testing on matching DNA to facial characteristics and expects to have first stage products within twelve months.

Industry Background

We are a public information provider.  Users of our information have historically included law enforcement, other government agencies, law firms, investigation companies, private investigators and insurance companies.  Information is used by those entities for various activities ranging from legal discovery to the detection of fraud and the prevention of crime and terrorism.  Additional users, such as large businesses, have increasingly availed themselves of our information services in connection with their identity validation and other business decisions.

Non-traditional users, such as individuals using job search and on-line dating service sites, have also begun to avail themselves of background information in response to concerns about identity theft.

The majority of the data in the database is publicly available and it is only through our proprietary matching and searching technology that creates significant value to the data.  Examples of such public data include:

•	names and addresses
•	aliases
•	nationwide court records
•	property ownership
•	bankruptcies
•	certain criminal records

The sources of these types of public data, however, are often fragmented and geographically dispersed.  In addition, the reliability of this information and the data provided by various sources may not be consistent.  In this environment, users that wish to use public information are faced with the time-consuming, costly and difficult task of gathering data from numerous locations and sources, verifying the information acquired and organizing it into a useful format.  While services and technologies have developed to enable remote access to certain information sources, there have historically been few comprehensive access points for information available about individuals.  Traditional sources of information, including credit reporting services and other database services, make available only limited types of information for specific purposes, such as verifying credit worthiness.  Such services may also be limited by applicable law to specified uses and users.  Almost none of those sources are integrated in a manner that allows easy and rapid access to data.

Business Strategy

Our business plan is to provide an entire suite of information products and services for professionals in law enforcement agencies, law firms, insurance underwriting, fraud investigation, private equity funds, private investigation and financial institutions.  We believe that we will be able to compete with comparable services based upon the pricing of our services and based upon certain technical advantages incorporated in our systems.  We have proprietary matching and searching capabilities that give us an advantage over our competitors.  In addition, we acquired the technology to gather virtually all the landline phone numbers and 30% of cell phone numbers through our VPT merger which no known competitors have.  To date, our products have primarily focused on the United States market.  With the recent formation of Metrigenics, a research and development company, we are expanding into products with worldwide applicability.  Metrigenics is working on the development of matching DNA with facial characteristics.  With the success of early trials, it is expected that first stage products could be seen as early as twelve months.

Our Target Market and Screening of Users

Our products have historically been marketed and sold to federal, state and local government agencies (including law enforcement agencies), private investigators, human resource professionals and the legal profession.  Our products have been used in:

•	crime and terrorism investigation (e.g., in conjunction with federal and state investigations in the aftermath of the September 11th terrorist attacks and the subsequent anthrax incidents);
•	detection of fraud;
•	“skip tracing” (i.e., the location of debtors and individuals in violation of parole or bail restrictions);
•	background checks;
•	legal due diligence; and
•	Identity self certification
•	Private security
•	Risk-management.

Certifion offers data for self-certification purposes in connection with job search and Internet dating services and has provided an addition channel in which to distribute the same data developed by LocatePLUS.  Our LocatePLUS™ and Worldwide Information™ products are generally marketed and sold only to pre-screened business and government end users.  Before obtaining access to our LocatePLUS™ database or our Worldwide Information™ product, we generally require commercial customers to provide background information about their business need for data and about themselves, such as business licenses, bar admission cards or private investigator licenses.  Individuals involved in law enforcement must provide similar evidence of their authority.

To prevent the misuse of our data, we have adopted a three-tier security schema for our LocatePLUS™ Group products.  We believe that we lead the market in protecting access to our data.  With recent challenges in the industry relating to data access, we have been ahead of the curve in adopting a schema that restricts the most sensitive data.  Our groups are classified in the following manner.

Level	Industry Users	Sample Datasets Available to Users
- I -	- General Business -	Names, Addresses and Phone Numbers Past Residences, Neighbors and Affiliates Real Property
- - II - -	Private Investigators Insurance Attorneys/Law Firms Government Corporate Security	Level I Data, plus: Liens and Judgments Drivers’ Records Certain Motor Vehicle Records -
- - III -	- - Law Enforcement -	Level I and II Data, plus: Comprehensive Criminal Records Restricted Motor Vehicle Records Certain Credit Reporting Data

As we move forward, we expect to further define user groups and data available to those groups.  We expect to roll out a new version of our search engine that allows us to do just that by year end.

LocatePLUS™

We launched our LocatePLUS™ Internet site in March 2000.  Our LocatePLUS™ database contains searchable and cross-referenced public information on individuals throughout the United States.  Information is presented in a dynamic, hyper-linked fashion, permitting users to rapidly identify and obtain personal information relating to individuals and their associated residences, possible acquaintances, and a variety of other types of data.  Our LocatePLUS™ database consists of approximately five billion individual data entries.  According to our estimates, we have data entries relating to approximately 205 million adult individuals in the United States (or approximately 98% of the adult population of the United States, based on the 2000 United States Census).

Datasets currently integrated in our LocatePLUS™ product include nationwide records relating to:

•	names and addresses
•	aliases
•	dates of birth
•	Social Security numbers
•	driver’s license information
•	residential address information (including dates of residence)
•	certain criminal arrest, conviction and incarceration records
•	real estate records
•	prior residences
•	recorded bankruptcies
•	liens
•	motor vehicle records
•	certain death records
•	phone numbers
•	vessel registrations

We intend to continue integration of datasets into our LocatePLUS™ product, including:

•	certain hunting and fishing licenses
•	certain facial image files
•	certain gun licenses
•	certain professional licenses
•	certain fingerprint files
•	Federal Aviation Administration records

We can currently give no assurance as to the timing of integration of such datasets, however, or whether these new datasets will be integrated with our LocatePLUS™ product at all.

We believe that one of the significant advantages of our LocatePLUS™ product, in comparison with many products with which we compete, is the ability of LocatePLUS™ to “tie” data associated with a given individual to produce a single report.  Our LocatePLUS™ system uses a proprietary methodology to associate data in a manner that generally results in a matching of data entries across diverse data sources, allowing users to obtain a single, comprehensive data report about an individual, even when there is no single element that ties data entries together (such as a Social Security number).  This comprehensive data report is itself linked to other data potentially relevant to a business or government agency researching an individual, such as names and addresses of possible acquaintances, relatives and neighbors of that individual.  Another of the advantages that LocatePLUS Group is its unlisted and cell phone listings of which we believe no other competitor has.

LocatePLUS AnyWhere™

We also offer a version of our LocatePLUS™ product that is accessible through wireless personal digital assistants and e-mail capable pagers, which we refer to as LocatePLUS AnyWhere™.  LocatePLUS AnyWhere™ was commercially launched in mid-December 2002.  This product is being marketed primarily to law enforcement.  The product is sold on a subscription fee basis, permitting unlimited access to our LocatePLUS™ database for a flat monthly fee provided that that the user agrees to a fixed term commitment.  As of December 31, 2006, we had realized only nominal revenue from this product.

Worldwide Information™

Since 1996, we have produced CD-ROM products that enable users to quickly search motor vehicle records in multiple states through a dynamic search engine, known as Worldwide Information™.  Our Worldwide  Information™ product enables users to search certain motor vehicle records and drivers’ license information in multiple states through a dynamic search engine.  Unlike many competing products, our Worldwide Information™ product enables users to rapidly identify vehicles or drivers using complete or partial search criteria.  We believe that this ability to search partial data is a valuable tool in circumstances in which incomplete information is available, as is often the case in criminal investigations.  Unlike data provided by Internet-based services, searches on our CD-ROM product are confidential and unavailable to any person other than the user of our CD-ROM product.  We believe that the confidential nature of this CD-ROM product makes it particularly attractive to law enforcement agencies, which must often conduct criminal investigations in strict secrecy.

As of December 31, 2006, there were approximately 3,500 pre-screened purchasers of our Worldwide Information™ CD-ROM product.

Entersect

On September 1, 2003, our newly formed wholly-owned subsidiary, Certifion Corporation, acquired all of the assets of Project Entersect Corporation a provider of data technology.  Certifion operates under the trade name of "Entersect," and it provides self-screening for both resume and online dating services.

Dataphant

In October 2003, Voice Power Technology merged into our newly formed wholly-owned subsidiary, Dataphant, Inc.  Through this merger, Dataphant now has information on virtually every land-based phone number in the United States and approximately 30% of the cell phone numbers in the United States.  We believe that we are the only company that possesses this information.  The Dataphant data has been integrated into both LocatePLUS and Worldwide Information products.  Currently the only distribution of this data is through the other subsidiaries.

Metrigenics

  On January 6, 2004, the Company formed a new wholly-owned subsidiary, Metrigenics, Inc., with operations located in New York State.  Metrigenics was formed to develop new ways to integrate biometrics with data.  Metrigenics has finished first stage testing on matching DNA to facial characteristics and expects to have first stage products within twelve months.

Sources of Our Data

Our operations depend upon information derived from a wide variety of automated and manual sources.  External sources of data include public records information companies, governmental authorities and on-line search systems.  We license or otherwise obtain our data from five primary sources, as well as over twenty other ancillary sources (including both private and government sources).  In the event that any of our primary sources of data were no longer available to us, we believe that we would be able to integrate alternate sources of data without significant disruption to our business or operations, as we believe there are currently a number of equivalent providers of such data.

Regulatory Restrictions on our Business

Both federal and state laws regulate the sale of personal data.  Recently, consumer advocates and federal regulators have voiced concerns regarding public access to, or commercial use of, personal information.  As a result, increased pressure has been placed upon federal and state legislators to regulate the dissemination or commercial use of personal information.

One such legislative enactment that has had an effect on our business was the Financial Services Modernization Act of 2000, also known as the “Gramm-Leach-Bliley Act”.  Among other things, this law restricts the collection, use, and transfer of certain data that includes “credit header” information, which had historically functioned as the backbone of our data resources.  Implementation of this law’s restrictions by the Federal Trade Commission significantly limited the availability of certain data for our database, but we have subsequently developed datasets that function independently of “credit header” information.  Although we have not engaged counsel to review this matter or the conduct of our operations generally, we believe that our operations are currently unaffected by the Gramm-Leach-Bliley Act or any law specifically applicable to the dissemination of data concerning individuals.  More recently, congress has been addressing the access to public data such as ours.  Any further restriction on our use of personal information, however, could limit the usefulness and have a material adverse affect on operations, our products, including our LocatePLUS™ product, and our operations.  Federal and state law prohibits us from selling information about minors.  Our products have been designed to prevent the dissemination of such data.

Distribution of Our Products

We distribute our content both directly (though the Internet in the case of our LocatePLUS™ product and through the mail in the case of our Worldwide Information™ CD-ROM) and through “channel partner” arrangements, by which third parties access our databases in consideration for a royalty.  We also, from time to time, provide certain consulting services to third party database providers on the integration and assimilation of public data.  To date, our efforts to license data have resulted in several channel partnerships.  For the year ending December 31, 2006, we have recognized revenue of $5,471,120 on these agreements.

Competition

Current competitors for our LocatePLUS™ and Entersect include ChoicePoint, Confi-chek.com, and Lexis-Nexis.  Many of the companies that currently compete with this product, as well as other companies with whom we may compete in the future, are national or international in scope and have greater resources than we do.  Those resources could enable those companies to initiate price cuts or take other measures in an effort to gain market share in our target markets.

Our Worldwide Information™ product primarily competes with the registries of motor vehicles of various states that sell their data to screened users.  These state agencies generally provide data in “raw form” without the search capabilities that we provide in our Worldwide Information™ product.

Employees

As of August 20, 2007, the LocatePLUS Group had 61 employees.  We believe that our relations with our employees are good.

Description of property

LocatePLUS Holdings Corporation and LocatePLUS Corporation, are presently headquartered in Beverly, Massachusetts, where we lease approximately 32,000 square feet.  The lease on that facility expires on February 28, 2012, and our annual lease obligation is approximately $476,412.

Worldwide Information, Inc., is presently located in Byfield, Massachusetts, where it leases approximately 2,700 square feet.  The lease on the Byfield facility expired on March 1, 2003, and we are currently a tenant-at-will in this facility.  Our annual lease payments on that facility in 2006 were approximately $28,000. We have recently negotiated this lease to extend to December, 2007 with monthly rent being $1,250.

Dataphant, Inc., is located in Austin, Texas, where it leases approximately 3,000 square feet pursuant to a month-to-month lease (which includes the use of office equipment, with current monthly rent of $3,680).

Certifion Corporation, (which does business under the name “Entersect”), is located in Santa Ana, California, where it leases approximately 1,900 square feet pursuant to a month-to-month lease with current monthly rent of $4,144.

Metrigenics Inc., has access to University office and lab space with no lease or rental commitment.  We believe that our facilities are sufficient for our projected needs.

Intellectual Property

Publicly available data concerning individuals is generally non-proprietary.  As a result, our intellectual property consists largely of certain trade secrets and know-how associated with the integration of databases and our ability to link diverse datasets.  We rely on a combination of confidentiality agreements, restrictions on access to our proprietary systems, and contractual provisions (such as in our user agreements) to protect our intellectual property.

We have registered LOCATEPLUS.COM® as a trademark with the United States Patent and Trademark Office.  We maintain LOCATEPLUS™, WORLDWIDE INFORMATION™, ENTERSECT™, CareerScan™, and TrustmeID™ as unregistered trademarks relating to our products.  We may, from time to time, claim certain other rights under trademark law, however, we currently have no other marks registered or pending with the United States Patent and Trademark Office or the equivalent agency of any other country.

In 2003, we filed for patent protection covering certain aspects of two of our products.  We have filed for patent protection covering certain aspects of our unique search product, "Bull's Eye," that electronically matches database information with current public phone and utility information to identify current information.  We also filed, through our Certifion subsidiary, for patent protection covering certain aspects of our self-validation products Career Screen™ and TrustmeID™.

Legal Proceedings
The Company is from time to time subject to legal proceedings and claims which arise in the normal course of its business.  Management believes the outcome of any pending or known matters will not have a materially adverse effect on the Company’s financial position or results of operations.

* * *

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth specific information regarding our executive officers and directors as of September 06, 2007.

Executive Officers and Directors	Age	Positions
Jon R. Latorella	42	Chairman of the Board
James C. Fields	39	Chief Executive Officer
Sonia P. Bejjani	37	Director; President-Worldwide Information, Inc.

Ralph Caruso	56	Director
David Skerrett	56	Director

Current Directors and Officers

James C. Fields, 39, joined LocatePLUS in February 2001 as the Director of Finance. Prior to joining LocatePlus, James was the forth employee holding the positions of Controller and Vice President of operations at CO Space, a carrier neutral collocation company that grew to over 130 employees and was acquired for $244 million. James has over eleven years of progressive experience in accounting and finance in early stage companies that began in public accounting. He is a Certified Public Accountant, graduated Cum Laude with his Bachelor of Arts in Accounting from the College of St. Scholastica, and graduated Cum Laude with a Master of Business Administration from Babson College.

Sonia P. Bejjani, 37, co-founded our business in 1991 and has been a member of our Board of Directors and employed by us in various capacities since we commenced our activities.  During the five years ending August 1, 2001, Ms. Bejjani was our Vice President – Sales and Customer Service.  Since August 1, 2001, Ms. Bejjani has been the President of Worldwide Information, Inc., our wholly-owned subsidiary.  Ms. Bejjani has been elected in 2005 to serve a three year term.

Ralph Caruso 56, is the founder and President of Caruso Companies, a conglomerate involved in many facets of industrial construction that has been in business for over 25 years. Mr. Caruso has been elected in 2005 to serve a one year term.

David Skerrett, 56, has been Vice President of the Middlesex Corporation for 23 years.  Middlesex Corporation is in the top 400 heavy civil construction companies in the nation with $140 million in revenue.  Mr. Skerrett holds a Bachelor of Engineering from College of Technology. Mr. Skerrett has been elected in 2005 to serve a one year term.

Jon R. Latorella, 42, co-founded our business in 1991 and is the Chairman of our Board of Directors. Mr. Latorella had been our President and Chief Executive Officer since we commenced our activities through March 2007, the time at which Mr. Latorella resigned as President and CEO of LocatePLUS. Before founding our business, Mr. Latorella served as a consultant to various local and state law enforcement agencies.  Mr. Latorella holds a Bachelor of Science/Bachelor of Arts from the University of Massachusetts, which he received in 1994.

Each of the directors holds such his or her office until his or her successor is duly chosen and qualified, or until his or her earlier resignation or removal.  The Company is not aware of any family relationships between any of the officers and any of the Company’s directors. Each of the officers holds such office until his or her successor shall have been duly chosen and shall have been qualified, or until his earlier resignation or removal.  We do not have any employment agreements with any of our employees.

Audit Committee

The Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of our independent auditors, reviews the scope of the audit services provided by our independent accountants, and reviews our accounting practices and internal accounting controls.  Currently, the only member of the Audit Committee is Mr. Skerrett.  There is one vacancy on the Audit Committee of the Board of Directors.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors the salaries, benefits and stock option grants of all employees, consultants, directors and other individuals compensated by us.  The Compensation Committee also administers our equity compensation plan and other employee benefits plans that we may adopt from time to time.  Currently, the only member of the Compensation Committee is Chris Romeo

Code of Ethics

The Company adopted a Code of Ethics at a meeting of the Board of Directors held on May 19, 2004.

EXECUTIVE COMPENSATION

Prior to December 5, 2005, the Company had outstanding two classes of stock, Class A Voting Common Stock of which there were 150,000,000 shares authorized with 111,424,416 issued, and Class B Non-Voting Common Stock of which there were 250,000,000 shares authorized with 74,505,730 issued.  At the annual meeting of the shareholders held on November 12, 2005, the shareholders approved a plan of recapitalization whereby 1) each outstanding share of our Class A Voting Common Stock and our Class B Non-Voting Common Stock combine into a single class of voting Common Stock with 400,000,000 authorized and 185,930,146 issued, 2) effect a one-for-fifty reverse split of this new class of Common Stock resulting in a 8,000,000 authorized and 3,718,603 issued, and 3) increase the authorized from 8,000,000 to 25,000,000.  The combination of the two classes of stock was completed on December 5, 2005.  The reverse split and change in authorized shares was completed on December 12, 2005.  In addition, the completion of the recapitalization triggered the mandatory conversion of certain notes payable in the amount of $8,965,000 into 1,793,000 of the new Common Stock.

Summary Compensation Table
The following table sets forth, for 2006 and 2005 certain compensation paid by us, including salary, bonuses and certain other compensation, to our Chief Executive Officer and all other executive officers whose annual compensation for the years ended December 31, 2006 and 2005 exceeded $100,000 (the “Named Executive Officers”).

Name and Principal Position -	- - Year -	- - Salary ($)	- - Bonus ($)	All Other Comp ($)		Totals ($)
Jon R. Latorella	2006	231,468	325,000	15,000	(1)	571,468
Chairman of the Board	2005	232,727	-	15,000	(1)	247,727

James C. Fields(3)	2006	142,690	-	13,200	(2)	155,890
Chief Executive Officer	2005	142,893	-	13,200	(2)	156,093

In accordance with the rules and regulations of the Securities and Exchange Commission, this table omits columns relating to information that is not applicable.

(1)	Mr. Latorella and his family are allowed use of company vehicles, the value of which is approximately $1,100 per month to Mr. Latorella.

(2)	Beginning in April 2004, Mr. Fields was allowed the use of a company-leased vehicle, the value of which is approximately $1,100 per month.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jon R. Latorella(1)	35,000	-	-	$12.50	12/18/08
Chairman of the Board	50,000	-	-	$12.50	12/18/08
	100,000	-	-	$50.00	12/18/08
	20,000	-	-	$75.00	05/19/09
	50,000	-	-	$19.50	05/19/09
	2,000	-	-	$10.00	11/03/08
	240,000	-	-	$0.50	12/29/09

James C. Fields(2)	10,000			10.00	06/01/11
Chief Executive Officer	10,000			7.50	03/28/13
	15,000			12.50	12/18/13
	20,000			19.50	05/19/14
	20,000			0.50	12/29/14
In accordance with the rules and regulations of the Securities and Exchange Commission, this table omits columns relating to information that is not applicable.

(1)	All options issued to Mr. Latorella expire five years from issue date. As such, the issue date is five years prior to expiration and all options were immediately vested upon issue.
(2)
All options issued to Mr. Fields expire ten years from issue date.  As such, the issue date is ten years prior to expiration.  With the exception of the 10,000 share grant issued 6/1/2001 which vested 25% per year on its anniversary, all options were immediately vested upon issue.

Subsequent to year end, Jon Latorella has resigned as President and CEO of LocatePLUS.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Total ($)
Ralph Caruso	49,006	49,006
David Skerrett	49,006	49,006
Peter Zekos	49,006	49,006
Chris Romeo	49,006	49,006
Mike Ryan	49,006	49,006

In accordance with the rules and regulations of the Securities and Exchange Commission, this table omits columns relating to information that is not applicable.

Compensation to independent members of the Board for services rendered during 2006 and through 2007 have been distributed in 2007.

EQUITY COMPENSATION PLANS

1999 Stock Option Plan

On November 16, 1999, our Shareholders ratified and adopted an Incentive and Non-Qualified Stock Option Plan, which we refer to as the “1999 Stock Option Plan”.  The 1999 Stock Option Plan set aside 300,000 shares of our Common Stock adjusting for the December 2005 1 for 50 reverse split for issuance pursuant to the exercise of incentive and non-qualified stock options to be awarded to our employees, officers and directors at the recommendation of the equity compensation plan’s administrator and subject to the approval of our Board of Directors.  We strongly believe in the concept of each employee having some form of equity participation as an incentive toward excellence in individual performance and our further success.

In June 2000, our 1999 Stock Option Plan was amended and restated to provide greater flexibility to the equity compensation plan’s administrator in the granting of various forms of equity compensation.  Adjusting for the effects of the reverse split, as of July 15, 2006, 189,126 stock options were outstanding under the equity compensation plan.  The weighted average exercise price of all options granted under the equity compensation plan was $7.75 per.  The 1999 Stock Option Plan is administered by the Compensation Committee of the Board of Directors.

2003 Stock Option Plan

On May 29, 2003, our Shareholders ratified and adopted an Incentive and Non-Qualified Stock Option Plan, which we refer to as the “2003 Stock Option Plan.”  The 2003 Stock Option Plan set aside 25,000,000 shares of our Class A Voting Common Stock and 25,000,000 shares of our Class B Non-Voting Common Stock for issuance pursuant to the exercise of incentive and non-qualified stock options to be awarded to our employees, officers and directors at the recommendation of the equity compensation plan’s administrator and subject to the approval of our Board of Directors.  Adjusting for the December 2005 combination and reverse split, the plan may issue up to 1,000,000 of Common Stock.  We strongly believe in the concept of each employee having some form of equity participation as an incentive toward excellence in individual performance and our further success.

As of July 15, 2006, 514,000 stock options were outstanding under the equity compensation plan.  The weighted average exercise price of all options granted under the equity compensation plan was $23.60 per share.  The 2003 Stock Option Plan is administered by the Compensation Committee of the Board of Directors.

Plans Not Approved by Security Holders

From time to time, we have issued options or warrants to employees and non-employees (such as directors, consultants, advisors, vendors, customers, suppliers and lenders) in exchange for services or other consideration provided to us.  These issuances have not been made pursuant to a formal policy or plan, but instead are issued with such terms and conditions as may be determined by our Board of Directors from time to time.  Generally, our stockholders have not approved or disapproved these issuances.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects equity compensation granted or issued by us as of the September 30, 2006, to employees and non-employees (such as directors, consultants, advisors, vendors, customers, suppliers and lenders) in exchange for consideration in the form of goods or services.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of Outstanding options, Warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)

Equity Compensation Plans approved by security holders:
Common Stock	699,976	$30.59	491,221
Equity Compensation plans not approved by security holders:
Common Stock	14,185,043	$.72	N/A
Total:			N/A
Common Stock	14,884,169	$2.12	N/A

(1)	Excludes securities reflected in column titled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

401(k) Plan

We sponsor a defined contribution plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers substantially all of our employees.  We may make discretionary matching contributions up to 1% of annual employee contributions.  Employees are eligible to participate in the 401(k) Plan after one year of service.  Our matching contributions vest ratably over a five-year period.  We pay the administrative expenses of this plan.

Non-employee Directors Stock Option Policy

On February 1, 2002 we adopted a Non-employee Director Stock Option Policy.  Under the Non-employee Director Stock Option Policy, we will make annual grants (beginning on the date of adoption of the policy or the first day that a director is elected to our Board of Directors, if later) to our non-employee directors of warrants to purchase 35,000 shares of our Class B Non-Voting Common Stock as compensation for service on our Board of Directors (and any committees).  These grants are made in lieu of any other compensation to our non-employee directors.  Each of these warrants will be immediately exercisable and will have an exercise price that is equal to the fair market value of our Class B Non-Voting Common Stock as of the date of grant.  No separate compensation is provided to directors for service on either of our two committees.

We reimburse our directors for out-of-pocket costs associated with their activities on the Board of Directors.

Directors who are also employees of LocatePLUS Holdings Corporation or any of its subsidiaries (currently, Mr. Latorella and Ms. Bejjani) are not paid any compensation for their service as directors.

Pursuant to the Non-employee Directors Stock Option Policy:

•	On March 28, 2003, Messrs. Garlock, Houlihan, and Kite were each issued a warrant to purchase 35,000 shares of our Class B Non-Voting Common Stock for $0.15 per share.

•
In 2004, Messrs. Garlock, Houlihan, Kite, Murphy, and Scalley were each issued an option to purchase 1,000,000 shares of our Class A Voting Common Stock for $1.50 per share pursuant to our Non-employee Directors Stock Option and Compensation Policy.

Advisory Board

On December 2, 1999, our Board of Directors authorized the formation of an Advisory Board, consisting of up to eight members, to provide ongoing advice and consultation to the Board of Directors to enhance the development and operation of our LocatePLUS™ product.  The Advisory Board members (none of whom are employees or directors) are selected by the Board of Directors based on each candidate’s experience, accomplishments and national recognition in the fields encompassed by our target markets.  Compensation for members of our advisory board consists of expense reimbursement and a one-time grant of fully vested non-qualified stock options or immediately exercisable warrants to purchase thirty five thousand shares of Class B Non-Voting Common Stock.  The Advisory Board meets informally from time to time with management.

The current members of the Advisory Board are:

Dale C. Jenkins, Jr.

On December 2, 1999, we appointed Dale C. Jenkins, Jr., as the first member of our Advisory Board.  In 1999 Mr. Jenkins was appointed to the position of Special Assistant for Law Enforcement and Public Safety to the Chancellor of Higher Education of the Commonwealth of Massachusetts.  Mr. Jenkins was also appointed to the Advisory Board of the U.S. Commission on Civil Rights and the Massachusetts Governor’s Crime Watch Committee and was a consultant to the U.S. Department of Justice.  In addition, Mr. Jenkins directed the Lead Advanced Security Team for Presidents Ronald Reagan and George H. W. Bush and acted as Deputy Director of Inaugural Security for then President-Elect George H. W. Bush.  On November 17, 1999, our Board of Directors granted a ten-year option to Mr. Jenkins to purchase 25,000 shares of our Class A Voting Common Stock with an exercise price of $0.20 per share as compensation for his services on the Advisory Board.

James A. Corry

On July 20, 2000 our Board of Directors appointed James A. Corry as the second member of our Advisory Board.  Since July 2001, Mr. Corry has been the Chief Operating Officer of Abel Telecom, Inc., based in Scottsdale, Arizona.  Prior to that, Mr. Corry was a criminal investigation and security expert for the United States Secret Service.  During his more than twenty years with that agency, Mr. Corry worked on security issues globally, conducting criminal and fraud investigations and managing the security of political personnel, including President George H. W. Bush.  On June 1, 2001, the Board of Directors issued to Mr. Corry a ten-year option to purchase 25,000 shares of our Class A Voting Common Stock with an exercise price of $0.20 per share as compensation for his services on the Advisory Board.

William H. Shaheen

On October 1, 2001 our Board of Directors appointed William H. Shaheen to our Advisory Board.  Mr. Shaheen is currently the Managing Partner of the law firm of Shaheen and Cohen, with offices in Concord and Dover, New Hampshire.  Mr. Shaheen served as U.S. Attorney for the District of New Hampshire from 1976 to 1981.  In 1981, he was appointed a New Hampshire District Court Judge in Durham, New Hampshire.  Mr. Shaheen resigned his judgeship in 1997 upon the election of his wife as Governor of the State of New Hampshire.  On October 12, 2001 in consideration for his services on the Advisory Board, Mr. Shaheen received a ten-year warrant to purchase 25,000 shares of our Class B Non-Voting Common Stock, with an exercise price of $0.20 per share.

David G. Duchesneau

On October 1, 2001 our Board of Directors also appointed David G. Duchesneau to our Advisory Board.  From 1991 to the present, Mr. Duchesneau has been General Manager of Standa, Inc., a full service private investigative agency and consulting firm.  From 1971 to 1991, Mr. Duchesneau was the Commander and Senior Officer of the Organized Crime Unit and Fugitive Apprehensive Unit of the New Hampshire State Police.  On October 12, 2001 Mr. Duchesneau was issued a ten-year warrant to purchase 25,000 shares of our Class B Non-Voting Common Stock, with an exercise price of $0.20 per share in consideration for his services on the Advisory Board.

Charles Lyons

On November 20, 2001 our Board of Director appointed Charles Lyons to the Advisory Board.  Mr. Lyons is the Superintendent Director of the Shawsheen Valley Technical School District located in Billerica, Massachusetts.  He is also the Chairman of the Arlington, Massachusetts Board of Selectmen. On that date, our Board of Directors granted a ten-year warrant to Mr. Lyons to purchase 12,500 shares of our Class B Non-Voting Common Stock with an exercise price of $0.20 per share as compensation for his services on the Advisory Board.

* * *

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 17, 2002, the Board of Directors adopted our Interested Parties Transaction Policy, pursuant to which the Company will not enter into any agreement, arrangement or understanding with any director, officer, or 5% or greater stockholder of unless (i) the terms of such agreement, arrangement or understanding are consistent with the terms of equivalent agreements or arrangements that the Company could obtain from third parties; and (ii) the agreement, arrangement or understanding is fair to the Company.

The Board of Directors accepted the resignation of its President and Chief Executive Officer, Jon Latorella, effective March 23, 2007.  As part of his severance agreement, Mr. Latorella received $250,000.  He also entered into a consulting agreement with the Company where he is to receive $20,000 per month during his term of service.  Mr. Latorella will remain on as Chairman of the Board and will continue to advise new management now and into the foreseeable future.

* * *

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Prior to December 5, 2005, the Company had outstanding two classes of stock, Class A Voting Common Stock of which there were 150,000,000 shares authorized with 111,424,416 issued, and Class B Non-Voting Common Stock of which there were 250,000,000 shares authorized with 74,505,730 issued.  At the annual meeting of the shareholders held on November 12, 2005, the shareholders approved a plan of recapitalization whereby 1) each outstanding share of our Class A Voting Common Stock and our Class B Non-Voting Common Stock combine into a single class of voting common stock with 400,000,000 authorized and 185,930,146 issued, 2) effect a one-for-fifty reverse split of this new class of common stock resulting in a 8,000,000 authorized and 3,718,603 issued, and 3) increase the authorized from 8,000,000 to 25,000,000.  The combination of the two classes of stock was completed on December 5, 2005.  The reverse split and change in authorized shares was completed on December 12, 2005.  In addition, the completion of the recapitalization triggered the mandatory conversion of certain notes payable in the amount of $8,965,000 into 1,793,000 of the new Common Stock.

We had three securities that began trading on the Over-the-Counter Bulletin Board on December 12, 2002:

•	shares of our Class A Voting Common Stock are quoted under the symbol “LPLHA”;

•	shares of our Class B Non-Voting Common Stock are quoted under the symbol “LPLHB”; and

•	our public warrants (redeemable warrants to purchase one share of our Class A Voting Common Stock with an exercise price of $0.50 per share) are quoted under the symbol “LPLHW”.

Post the plan of recapitalization, on December 12, 2005, we had two securities trading on the Over-the-Counter Bulletin Board as follows:

•	shares of our Common Stock, quoted under the symbol “LPHC”; and

•	our public warrants (redeemable with 50 warrants to purchase one share of our Common Stock at an exercise price of $25.00 per share) are quoted under the symbol “LPHCW”.

The following tables set forth the high and low closing sales prices per share (and per public warrant), for our Class A Voting Common Stock, Class B Non-Voting Common Stock and public warrants for each quarter during fiscal years 2003, 2004, 2005, and 2006, as reported by the Over-the-Counter Bulletin Board.

	2003								2004
	Three months ended								Three months ended
	March 31		June 30		September 30		December 31		March 31		June 30		September 30		December 31
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
LPLHA	0.40	0.14	0.42	0.12	0.38	0.28	0.34	0.24	0.63	0.29	0.58	0.37	0.39	0.25	0.37	0.25
LPLHB	0.29	0.10	0.29	0.10	0.35	0.20	0.25	0.13	0.41	0.20	0.44	0.32	0.38	0.22	0.32	0.21
LPLHW	0.10	0.00	0.12	0.00	0.13	0.03	0.09	0.05	0.26	0.07	0.19	0.09	0.13	0.04	0.12	0.05

	2005								2006
	Three months ended								Three months ended
	March 31		June 30		September 30		December 31		March 31		June 30		September 30		December 31
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
LPLHA	0.315	0.172	0.217	0.125	0.15	0.072	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.37	0.25
LPLHB	0.265	0.172	0.21	0.12	0.155	0.081	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.32	0.21
LPLHW	0.08	0.04	0.055	0.03	0.055	0.007	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0.12	0.05
LPHC	N/A	N/A	N/A	N/A	N/A	N/A	2.89	.47	3.50	1.43	2.8	.45	1.70	.76	0.91	0.35
LPHCW	N/A	N/A	N/A	N/A	N/A	N/A	.020	.006	.023	.012	.020	.006	.065	.003	N/A	N/A

	2007
	Three months ended
	March 31		June 30		September 30		December 31
	High	Low	High	Low	High	Low	High	Low
LPHC	.42	0.18	0.22	0.08	0.15	0.07

Warrants for LocatePlus Holdings traded with minimal volume through April 2007 and therefore are not reflected in the above table.

Holders
As of December 31, 2006 there were:

•	approximately 480 holders of record of our Common Stock,
•	approximately 150 holders of record of our public warrants.

Dividends

We have never declared or paid a cash dividend.  At this time, we do not anticipate paying dividends in the future.  We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends or distributions is at the discretion of our Board of Directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions.  We plan to retain any earnings for use in the operation of our business and to fund future growth.

PRINCIPAL STOCKHOLDERS

As of the close of business on August 15, 2007, there were 10,275,057 shares of Common Stock issued and outstanding.  There were also unexercised options and warrants issued to purchase shares of Common Stock (including both vested and unvested options) outstanding on that date.  Of these, 1,534,207 issued shares and 1,062,675 options, warrants, and convertible shares were owned by officers, directors and over 5% stockholders.

The following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of the close of business on December 13, 2006, by:

-Each of our directors;
-Each of our executive officers;
-Each person known to us to beneficially own more than 5% of either class of our common stock; and
-All of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.  In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock underlying options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of December 13, 2006 are deemed outstanding, while such shares are not deemed outstanding for computing percentage ownership of any other person.  To our knowledge, except as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares shown as beneficially owned by such stockholder.  Each of our directors and executive officers can be contacted at 100 Cummings Center, Suite 235M, Beverly, Massachusetts 01915.

	Common Stock
Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Class
Directors
Jon R. Latorella	983,735	(1)	9.13%
Sonia P. Bejjani	92,508	(2)	*
Ralph Caruso	22,944		*
David Skerrett	1,995	(3)	*
Peter Zekos	20,700	(4)	*
Chris Romeo	-		-
Mike Ryan	-		-

Officers
James C. Fields	65,000	(5)	*
5% or More Shareholders
Special Situation Funds	1,410,000	(6)	13.21%

All affiliates as a group (10 persons)	2,596,882		22,90%

___________________________

*	Less than one percent of outstanding shares.
(1)	Includes 499,475 shares issuable upon exercise of a fully vested stock options, with a weighted average exercise price of $17.45 per share.
(2)	Includes 90,000 shares issuable upon exercise of a fully vested stock options, with an average exercise price of $26.16 per share.
(3)	Consists of 225 held in IRA and 1,770 in trusts for which he is the custodian.
(4)	Includes 700 shares issuable upon exercise of a fully vested stock options, with an average exercise price of $15.00 per share.
(5)	Includes the vested portion of stock incentive stock options to purchase up to 65,000 shares with a weighted average exercise price of $11.65 per share.
(6)
Includes 505,000 shares and 200,000 shares issuable upon the exercise of warrants with an exercise price of $7.50 per share held by Special Situations Fund III, L.P. and 505,000 shares 200,000 shares issuable upon the exercise of warrants with an exercise price of $7.50 per share held by Special Situations Private Equity Fund, L.P.

* * *

DESCRIPTION OF CAPITAL STOCK

The authorized capital of LocatePLUS Holdings Corporation consists of:

•	25,000,000 shares of Common Stock.

The Company does not have sufficient authorized Common Stock to issue pursuant to outstanding warrant and convertible stock obligations and will be seeking Shareholder Approval to increase its authorized shares.

The following description of our capital stock does not purport to be complete and is governed by and qualified by our Amended and Restated Certificate of Incorporation (which we refer to as our “Charter”), included as an exhibit to the Corporation's Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on March 28, 2002 (Registration No. 333-85154), and By-laws, which are included as an exhibit to the Corporation's Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on March 28, 2002 (Registration No. 333-85154).

Common Stock

        Prior to December 5, 2005, the Company had outstanding two classes of stock, Class A Voting Common Stock of which there were 150,000,000 shares authorized with 111,424,416 issued, and Class B Non-Voting Common Stock of which there were 250,000,000 shares authorized with 74,505,730 issued.  At the annual meeting of the shareholders held on November 12, 2005, the shareholders approved a plan of recapitalization whereby 1) each outstanding share of our Class A Voting Common Stock and our Class B Non-Voting Common Stock combine into a single class of voting common stock with 400,000,000 authorized and 185,930,146 issued, 2) effect a one-for-fifty reverse split of this new class of common stock resulting in a 8,000,000 authorized and 3,718,603 issued, and 3) increase the authorized from 8,000,000 to 25,000,000.  The combination of the two classes of stock was completed on December 5, 2005.  The reverse split and change in authorized shares was completed on December 12, 2005.  In addition, the completion of the recapitalization triggered the mandatory conversion of certain notes payable in the amount of $8,965,000 into 1,793,000 of the new common stock.

As of August 15, 2007, there were 10,275,057 shares of Common Stock issued and outstanding.

The holders of our common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose.  In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities.  Our common stock does not have any preemptive or conversion rights or other subscription rights.  There are no redemption or sinking fund provisions applicable to our common stock.

Shares of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders.  Holders of Common Stock do not have cumulative voting rights.

Restricted Warrants

As of January 4, 2007, we had issued warrants to purchase an aggregate of 2,800,075 shares of our Common Stock, for which the weighted average exercise price of these warrants is $7.34 per share.  These warrants carry no rights of registration for public sale and resale in the public markets is therefore subject to restriction. These restricted warrants include “net issuance” provisions, permitting a holder to exchange a portion of the warrants for shares of the underlying security in lieu of payment of a cash exercise price.

Convertible Note

In consideration for a $10,000 loan made to us on March 9, 2001, we issued a convertible promissory note.  This convertible promissory note bears interest at the rate of 12% per annum.  This note is convertible into 889 shares of our Common Stock at the election of the holder.  The note originally matured on September 9, 2001.  On July 22, 2002, the holder of the note agreed with us to convert the note into a demand note providing for quarterly payments of interest on the note until the principal of the note is repaid or converted.  The current outstanding balance of this Note is $10,000.

        On July 8, 2005 we entered into a Securities Purchase Agreement with certain institutional and accredited investors and, in a private placement exempt from the registration requirements of the Securities Act of 1933, we issued a series of convertible term notes with an aggregate principal amount of $8,000,000 due November 5, 2005, if not converted prior to such date.  As part of that offering, we also issued warrants to purchase up to 32,000,000 shares of our capital stock.  As part of the same offering, on August 15, 2005 we issued additional notes with an aggregate principal amount of $965,000 and terms identical to the notes issued on July 8, 2005, as well as warrants to purchase up to 3,860,000 shares of our capital stock.  All of the notes are convertible, and the warrants are exercisable, first into as many shares of our Class A Voting Common Stock, par value $0.01 per share, as are available for issuance at the time of conversion or exercise, and then into shares of our Class B Non-Voting Common Stock, par value $0.01 per share.  As part of our agreement with these investors, we have agreed to seek the approval from our stockholders of the recapitalization of each outstanding share of our Class A Voting Common Stock and our Class B Non-Voting Common Stock into a single class of voting common stock, as well as a one-for-fifty reverse split of this new class of common stock.  If our stockholders approve these measures, the notes will automatically convert into shares of the new class of common stock, and any unexercised warrants will be exercisable for shares of that class of stock as well.  As there are currently no un-issued shares of our Class A Voting Common Stock that are not otherwise reserved for issuance, we anticipate that these notes and warrants will be exercisable for shares of either our Class B Non-Voting Common Stock or the newly created class of common stock, if approved.  Without taking into consideration interest payable on the notes, the notes are convertible into 89,650,000 shares of our common stock (regardless of class) at a current conversion rate of $0.10 per share and the warrants are exercisable for ten years from the date they were issued for up to 41,189,000 shares of our common stock (regardless of class) at a current exercise price of $0.15 per share.  The conversion price of the notes and the exercise price of the warrants are each subject adjustment for a variety of events, including, for example, payment of dividends, certain mergers or asset sales, and certain securities issuances.  The completion of the recapitalization triggered the mandatory conversion of these notes into 1,793,000 of Common Stock.

We also entered into a Registration Rights Agreement whereby, among other things, we agreed to file a registration statement with the SEC, to register the resale of the shares of our capital stock that we will issue upon exercise, if any, of the warrants and conversion of the notes.  We have agreed to keep the registration statement effective until all of the shares registered by this prospectus are sold or can be sold without registration and without restriction as to the number of shares that may be sold.

On December 29, 2005 we issued a Debenture to Dutchess Private Equities Fund II, LP, a private equities fund and received proceeds of $1,500,000. The Debenture is due on December 30, 2010 and pays twelve per cent (12%) interest. Interest and principal are payable at such times and under such conditions are outlined in the Debenture. The remaining balance of $892,226 of this Debenture as amended effective October 18, 2006 is convertible into shares of our Common Stock at the lesser of $.70 per share or 75% of the lowest closing bid price during the 20 trading days next preceding the date of conversion.  On July 21, 2006 we issued a Debenture to Dutchess Private Equities Fund, LP, a related private equities fund and received proceeds of $750,000. The Debenture is due on July 21, 2011 and pays twelve per cent (12%) interest. Interest and principal are payable at such times and under such conditions are outlined in the Debenture. The Debenture is convertible into shares of our Common Stock at . at the lesser of $.70 per share or 75% of the lowest closing bid price during the 20 trading days next preceding the date of conversion (collectively, the two funds “Dutchess”).  The holder may not convert if it would cause the holder to own more than 4.9% of the outstanding Common Stock of the Company. The Company is registering 1,472,808 shares of its Common Stock covered by this Prospectus issuable to Dutchess pursuant to these conversion rights. Events of Default include violations of the Debenture Agreement and other related agreements which remain uncured for over five (5) days including failure to make effective a registration statement covering the conversion shares within twelve (12) moths of issuance. In case of an Event of Default, the holder can exercise its right to increase the face amount of the Debenture by ten percent (12%) as an initial penalty and by an additional 10% for each additional Event of Default. In addition, the holder may elect to increase the face amount by two and one-half percent (2.5%) per month (pro-rata for partial periods) paid as a penalty for liquated damages. Liquated damages will be compounded daily. In addition, the holder may by notice to us declare the remaining principal amount of the Debenture, including accrued interest and any liquidated damages, to be immediately due and payable.

On October 18, 2006, we amended the debenture agreements to change the conversion formula and cancelled a related Investment Agreement dated December 29, 2005.  We also issued 400,000 shares of our Common Stock, 200,000 to each Dutchess entity, in connection with the Debenture purchases.  We also issued 400,000 shares of our Common Stock, 200,000 to each Dutchess entity, in connection with the Debenture purchases.

        On March 20, 2007, we issued a secured convertible debenture to Cornell Capital Partners in the aggregate principal amount of $6,000,000 of which $3,000,000 was advanced immediately.  The second installment of $2,000,000 will be advanced immediately prior to the filing by the Company with the Securities and Exchange Commission (the "Commission") of the Registration Statement.  The last installment of $1,000,000 will be advanced immediately prior to the date the Registration Statement is declared effective by the Commission.   The Debentures mature on the third anniversary of the date of issuance. The holder of the Debentures may convert at any time amounts outstanding under the Debentures into shares of common stock of the Company at a fixed conversion price per share equal to $0.314.  Under the Purchase Agreement the debentures are secured by substantially all of the Company's, and its wholly owned subsidiaries’ assets.

Under the Purchase Agreement, we also issued to Cornell five-year warrants in six separate series as follows:

A Warrants to purchase 2,384,814 shares of common stock at $0.314 per share;
B Warrants to purchase 2,186,079 shares of common stock at $0.343 per share;
C Warrants to purchase 2,017,919 shares of common stock at $0.372 per share;
D Warrants to purchase 1,748,863 shares of common stock at $0.429 per share;
E Warrants to purchase 1,499,026 shares of common stock at $0.50 per share;
F Warrants to purchase 1,500,000 shares of common stock at $0.01 per share.

LIMITATIONS ON DIRECTORS’ LIABILITIES AND INDEMNIFICATION

Our Charter provides that members of our Board of Directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the General Corporation Law of the State of Delaware (relating to distributions by insolvent corporations); or
•	for any transaction from which the director derived an improper personal benefit.

Our Charter also provides that if the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of members of our Board of Directors will be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Our Charter and By-laws also provide that we may indemnify our directors and officers to the fullest extent permitted by Delaware law.  A right of indemnification shall continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs and personal representatives of such a person.  The indemnification provided by our Charter and By-laws will not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our Charter, By-laws, by any agreement, by vote of our stockholders, by resolution of our directors, by provision of law or otherwise.

We have also secured directors’ and officers’ liability insurance on behalf of our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Charter and By-laws, Delaware law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and we will follow the court’s determination.

SHARES ELIGIBLE FOR FUTURE SALE

The following table outlines our capital stock as of August 15, 2007:

Shares of Common Stock outstanding	10,275,057	(1)

(1)
Assuming no exercise or conversion of warrants and options to purchase 14,185,043 shares of Common Stock outstanding as of May 4, 2007 or the conversion of notes payable into up to 13,304,140 shares of Common Stock.

As of August 20, 2007, our affiliates held 1,934,207 shares of our Common Stock.  In general, under Rule 144, as currently in effect after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who is deemed to be our affiliate, will be entitled to sell, within any three-month period, a number of shares that does not exceed:

•	1% of the number of shares of such class of common stock then outstanding, which will equal approximately 102,751 shares.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us.  Under Rule 144(k), however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the Company will be free to sell “restricted securities” (e.g., shares issued in a private placement) which have been held for at least two years without regard to the limitations described above.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our securities is Transfer Online, Inc.  Transfer Online’s address is 227 SW Pine Street, Suite 300, Portland, Oregon 97204.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP .

EXPERTS

The financial statements for the year ended December 31, 2006 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of Livingston and Haynes, LP., independent accountants, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of Common Stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

* * *

LOCATEPLUS HOLDINGS CORPORATION

Independent Auditors' Report

To the Stockholders and Board of Directors of
LocatePLUS Holdings Corporation
Beverly, Massachusetts

We have audited the accompanying consolidated balance sheet of LocatePLUS Holdings Corporation as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006 and 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LocatePLUS Holdings Corporation and its subsidiaries as of December 31, 2006, and the results of its consolidated operations and its consolidated cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As disclosed in the financial statements, the Company has an accumulated deficit at December 31, 2006 and has suffered substantial net losses in each of the last two years, which raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are disclosed in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/LIVINGSTON & HAYNES, P.C.
Livingston & Haynes, P.C.
Wellesley, Massachusetts

May 1, 2006

The accompanying financial statements as of June 30, 2007 and 2006, have not been audited as disclosed in Note 1.

LocatePLUS Holdings Corporation
Consolidated Balance Sheet December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$29,822
Accounts receivable, trade – net of allowance	796,487
Current Portion of LT Receivable	405,000
Prepaid expenses and other current assets	344,729

Total current assets	1,576,038

Property and equipment, net	1,941,750
Long Term Receivable	1,877,614
Other assets	275,413

Total assets	5,670,815

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,910,665
Accrued expenses	2,549,593
Deferred revenue	28,657
Current portion of capital lease obligation	46,966
Notes Payable	1,627,996
Convertible notes payable

Total current liabilities	6,163,877

Capital lease obligation, net of current portion
Notes payable	10,129

Total liabilities	6,174,006

Commitments and contingencies

Stockholders’ equity:
Common Stock , $0.01 par value, 25,000,000 shares authorized 7,363,857 shares issued and outstanding at December 31, 2006	73,639
Additional paid-in capital	38,957,425
Warrants	3,107,702
Impairment on assets	(842,000)
Accumulated deficit	(41,799,957)

Total stockholders’ equity	(503,191)

Total liabilities and stockholders’ equity	5,670,815

See Independent Auditors’ Report and Notes to Consolidated Financial Statements.

LocatePLUS Holdings Company
Consolidated Statements of Operations

	For the years ended December 31,
	2006	2005

Revenues
Information sales – CD Rom	$588,977	$480,412
Information sales - online	6,182,251	6,257,679
Information sales - channel	5,471,120	4,358,038
Information sales - wireless	7,725	11,908
Engineering services	-	505,000

Total revenues	12,250,073	11,613,037

Costs and expenses:
Costs of revenues
CD Rom	38,965	133,612
Online and channel	3,828,408	4,055,417
Wireless	-	-
Engineering	-	123,750
Selling and marketing	1,714,501	2,492,172
General and administrative	7,539,311	7,537,444
Research and Development	196,600	214,287

Total operating expenses	13,317,785	14,556,682

Operating loss	(1,067,712)	(2,943,645)

Other income (expense):
Interest income	-	57,256
Interest expense	(1,320,934)	(2,705,835)
Other income	4,523	(7,952)
Write Down of LT Accounts Receivable	(1,291,636)	-
Finance Related Expenses	(2,286,075)	-

Net loss	$(5,961,834)	$(5,600,176)

Basic and diluted net loss per share	$(0.86)	$(1.56)

Shares used in computing basic and diluted net loss per share	6,907,321	3,582,049

See Independent Auditors’ Report and Notes to Consolidated Financial Statements.

See Independent Auditors’ Report and Notes to Consolidated Financial Statements.LocatePLUS Holdings Corporation
Consolidated Statements of Stockholders’ Equity (Deficit)
	Common Stock		Class A Common stock		Class B Common stock		Additional paid-in		Stock subscription	Impairment on	Accum	Total stockholders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Warrants	receivable	Assets	deficit	(deficit)
Balance at December 31, 2004			96,890,978	968,909	73,169,178	731,692	25,391,508	2,410,787	(488,558)		(30,237,947)	(1,223,609)
Issuance of shares			16,121,047	161,211	1,336,552	13,366	1,641,979					1,816,556
Combine Class B common into Class A			74,505,730	745,058	(74,505,730)	(745,058)						-
Effect 1 for 50 reverse split	3,900,789	$39,008	(187,517,755)	(1,875,178)			1,836,170					-
Conversion of Notes Payable	1,793,000	17,930					8,551,965	395,105				8,965,000
Services performed for Stock									488,558			488,558
Impairment on Assets										(831,500)		(831,500)

Net loss for the year ended December 31, 2005											(5,600,176)	(5,600,176)
Balance at December 31, 2005	5,693,789	56,938	-	-	-	-	37,421,622	2,805,892	-	(831,500)	(35,838,123)	3,614,829

Issuance of shares	1,670,068	16,701					1,535,804	301,810				1,854,314

Services performed for Stock
Adjustment to Impairment										(10,500)		(10,500)

Net loss for the year ended December 31, 2006											(5,961,834)	(5,961,834)
Balance at December 31, 2006	7,363,857	73,639					38,957,425	3,107,702		(842,000)	(41,799,957)	(503,191)

See Independent Auditors’ Report and Notes to Consolidated Financial Statements.

LocatePLUS Holdings Corporation Consolidated Statements of Cash Flows
	For the years ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	(5,961,834)	$(5,600,176)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	852,378	1,026,805
Provision for doubtful accounts	(21,318)	(7,768)
Interest expense related to warrants issued with debt	496,015	199,375
Services performed and interest expense in exchange for stock	214,650	958,643
Stock Based Compensation Expense	102,558	133,454
Value Allowance for notes receivable	2,099,986	-
Amortization of intangible assets	9,108	-
Changes in assets and liabilities:
Accounts receivable	(547,315)	(3,468,376)
Prepaid expenses and other assets	394,284	(430,949)
Security Deposits	(114,375)	149,777
Accounts payable	52,178	(174,071)
Accrued expenses	2,326,960	(9,536)
Deferred revenue	(49,730)	20,143

Net cash used in operating activities	(146,455)	(7,202,677)

Cash flows from investing activities:
Principal repayment of purchased note receivable	-	453,070
Purchase of note receivable	-	(175,211)
Purchases of property and equipment	(190,644)	(629,636)

Net cash provided by investing activities	(190,644)	(351,777)

Cash flows from financing activities:
Repayment of debt	(1,306,935)	(4,331,363)
Proceeds from issuance of debt	1,250,000	10,640,653
Payments of obligations under capital lease	(186,880)	(595,446)
Proceeds from issuance of common stock and collection of stock subscriptions receivable, net of issuance costs	-	1,264,407

Net cash provided by financing activities	(243,815)	6,978,251

Net (decrease) increase in cash and cash equivalents	(580,914)	(576,203)

Cash and cash equivalents, beginning of period	610,736	1,186,939

Cash and cash equivalents, end of period	29,822	610,736

Supplemental disclosures of cash flows information:
Cash paid for interest	$779,776	$2,284,726

Supplemental disclosure of non-cash investing and financing activities:
Relative fair value of detachable warrants issued in conjunction with convertible debt	$301,810	$395,105

See Independent Auditors’ Report and Notes to Consolidated Financial Statements.

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements
December 31, 2006 and 2005

1.	Nature of Business and Basis of Presentation

LocatePLUS Holdings Corporation (the “Company”) was initially incorporated in Massachusetts in 1996 as Worldwide Information, Inc.  In July 1999, the Company reincorporated in Delaware and changed its name to LocatePLUS.com, Inc.  On August 1, 2001, the Company changed its name from LocatePLUS.com, Inc. to LocatePLUS Holdings Corporation as part of a corporate restructuring.  Also, as part of the restructuring, the Company created two wholly-owned subsidiaries, LocatePLUS Corporation and Worldwide Information, Inc.  The restructuring was completed by commonly-controlled entities and, accordingly, was accounted for based on historical cost.  In September 2003, the Company, through its newly formed wholly owned subsidiary Certifion Corporation, acquired all of the assets of Project Entersect Corporation.  The acquisition was accounted for as a purchase and is recorded with the Company's operations from the date of purchase through December 31, 2003.  In October 2003, the Company merged Voice Power Technology into its newly formed wholly owned subsidiary Dataphant, Inc.  There were no assets acquired in this acquisition and the Company issued 2,500,000 shares of its Class B Non-Voting common stock to the stock holders of Voice Power Technology in consideration for a two year non-competition agreement with these stock holders.  All intercompany accounts and transactions have been eliminated in consolidation.

The Company provides access to public information such as bankruptcies, real estate transactions, motor vehicles, and drivers’ licenses to commercial, private sector and law enforcement entities in the United States.  In 1999 and prior periods, this information was delivered to customers on compact disks.  In March 2000, the Company began providing information through the Internet and in 2002 began providing information through the use of handheld wireless devices.

Liquidity and Operations
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has incurred substantial losses in each of the last two years, and has incurred an accumulated deficit of approximately $42 million through December 31, 2006.  These circumstances raise substantial doubt about the Company's ability to continue as a going concern.  These financial statements don not include any adjustments that might result from the outcome of this uncertainty.

The Company raised approximately $1.3 million, $8 million, and $4 million of equity or debt during 2006, 2005, and 2004 respectively.  The ultimate success of the Company is still dependent upon its ability to secure additional financing to meet its working capital and ongoing project development needs.

During August 2003, the Company issued a put to one investor through an equity agreement, which provides that the Company, subject to certain limitations, has the right to sell, at its discretion, up to $5 million in shares of the Company’s Common Stock to the investor at a purchase price equal to 95% of the lowest closing bid price for the Company’s Common Stock during a ten-day pricing period.  The number of shares that the Company may sell to that investor is limited by the trading volume of the Company’s Common Stock and certain customary closing conditions.  The Company sold 369,535 shares, after adjusting for a 1 for 50 reverse split on December 12, 2005, for a total $5.0 Million in net proceeds from the investor through December 31, 2005.

On December 29, 2005, the Company entered into an Investment Agreement where the Company received proceeds of $1,500,000 by issuing a note payable convertible into 300,000 shares of Common Stock at $5.00 per share.  The Company also issued a put to one investor through an equity agreement, which provides that the Company, subject to certain limitations, has the right to sell, at its discretion, up to $10 million in shares of the Company’s Common Stock to the investor at a purchase price equal to 93% of the lowest closing bid price for the Company’s Common Stock during a ten-day pricing period.  The number of shares that the Company may sell to that investor is limited by the trading volume of the Company’s Common Stock and certain customary closing conditions.  No shares have yet been sold under this agreement

On July 21, 2006 the Company entered into an Investment Agreement where the Company received proceeds of $750,000 by issuing a note payable convertible into shares of Common Stock at the lesser of $.70 per share or 75% of the lowest closing bid price during the 20 trading days next preceding the date of conversion.

Management’s plans include increasing sales, expanding infrastructure, and hiring additional staff.  To accomplish this will require additional financing.  Management plans to explore both debt and equity options, which the board of directors is willing to pursue.

2.	Summary of Significant Accounting Policies

Cash Equivalents
The Company considers all money market funds, bank certificates of deposit, and short term investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk
Financial instruments that subject the Company to credit risk consist of cash and cash equivalents, accounts receivable and notes receivable.  The risk with respect to cash and cash equivalents is minimized by the Company’s policies in which such investments are placed only with highly rated financial institutions and in instruments with relatively short maturities.  The financial stability of these financial institutions is constantly reviewed by senior management.  The notes receivable are placed with unrelated companies that are also reviewed by management.  Consequently, the carrying value of cash and cash equivalents, and notes receivable approximates their fair value based on the short-term maturities of these instruments.  The Company reached an agreement with respect to a customer to convert the outstanding balance at September 30, 2006 into a term receivable to be collected the balance over 94 payments.  The carrying value of this receivable is approximately $2.4 million of which $1.9 million is classified as long term.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation.  Depreciation is calculated using the straight-line method at rates sufficient to write off the cost of the assets over their estimated useful lives.

Intangible Assets

Costs of acquiring businesses, such as customer lists and non-compete agreements, are being amortized on a straight-line basis over 2-3 years, while deferred financing costs are being amortized over the term of the related debt.

Income Taxes

The Company accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  The majority of the Company’s deferred tax asset has been established for the expected future benefit of net operating tax loss and credit carryforwards.  A valuation reserve against net deferred tax assets is required if, based upon available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Revenue Recognition

The Company provides access to public information such as bankruptcies, real estate transactions and motor vehicles and drivers’ licenses.  The Company provides this information as an online service through its website, wirelessly to handheld wireless devices, via XML over the Internet to Channel Partners, or through licenses of the information on compact disks.

The Company updates the information contained in compact disks (CD ROMs) either quarterly or semi-annually.  Revenue is recognized upon delivery to the customer of a compact disk, provided that no significant obligations remain, evidence of the arrangement exists, the fees are fixed or determinable, and collectability is reasonably assured.  In October 2002, the Company changed its method of selling compact disks.  Prior to October, compact disks were sold with an upfront purchase of an annual supply of compact disks, with the purchase price allocated equally based on the number of compact disks to which the customer was entitled.  Deferred revenue principally related to undelivered compact disks.  Subsequent to October 2002, compact disks are sold individually.  Customers may choose to have the disks automatically shipped and billed.

Online customers are charged fees which vary based on the type of information requested.  Revenue is recognized when the information requested is downloaded, there is evidence of an arrangement, the fees are fixed or determinable, and collectability is reasonably assured.

Wireless customers using LocatePLUS Anywhere are charged a monthly subscription fee billed in arrears.  Revenue is recognized on a monthly basis when there is evidence of an arrangement, the fees are fixed or determinable, and collectability is reasonably assured.

Channel partners are charged royalty fees, which vary based on the type of information requested.  Revenue is recognized when the information requested is downloaded, there is evidence of an arrangement, the fees are fixed or determinable, and collectability is reasonably assured.

Engineering services relate to integration services provided to a third party database provider with whom the Company has an arrangement whereby the Company provides the third party access to the Company’s database.  Revenue is recognized over the term of the contract when there is evidence of an arrangement, the fees are fixed or determinable, and collectability is reasonably assured.

Costs of Revenues and Software Development Costs

Costs of revenues relating to CD Rom sales consist primarily of costs for data acquisition, materials and costs associated with compilation of compact disks, such as labor.  Costs of revenues relating to online sales consist primarily of costs for license agreements related to data acquisition, software development and maintenance costs and costs associated with delivery of such services that include labor and depreciation.

Software development costs are generally charged to operations as incurred, as they relate to ongoing maintenance of data and the Company’s website.  The Company evaluates certain software development costs for capitalization in accordance with the American Institute of Certified Public Accountants Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.”  Costs incurred relating to the Company’s own personnel and outside consultants who are directly associated with software developed for internal use may be capitalized.  Costs eligible for capitalization under SOP 98-1 have been immaterial to date.

Stock Compensation Plans
Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”) and related interpretations, as permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). The Company applied the disclosure only provisions of the Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition Disclosure" (SFAS 148") for employee stock option awards for the twelve months ended December 31, 2005.  Had compensation cost for the Company's stock option plan been determined in accordance with the fair value-based method prescribed under SFAS 123, the Company's net loss and basic and diluted net loss per share would have approximated the pro forma amounts indicated below.

Year Ended December 31 2005

Net loss – reported	$(5,600,176)
Amortization of stock compensation expense	(1,289,122)
Pro forma net loss	$(6,889,298)
Pro forma net loss per share – basic and diluted	$(1.92)

In 2005, the fair value of stock options used to compute pro forma net loss and net loss per share disclosures was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0%; expected volatility of 30%; average risk-free interest rate of 4.37%; and an expected option holding period of 6 years.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (“SFAS No. 123(R)”) using the modified prospective transition method.  No stock-based compensation expense was recognized in the income statement for the year ended December 31, 2005, as all options granted under the Company’s stock-based employee compensation plans had an exercise price equal to the market value of the underlying common stock on the date of grant. As permitted by SFAS No. 123, stock-based compensation was included as a pro forma disclosure in the notes to the Company’s financial statements for the year ended December 31, 2005.

Under that transition method, compensation cost recognized in the year ended December 31, 2006 includes: (a) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all stock-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). Results for prior periods have not been restated, as provided for under the modified-prospective method.  Total stock-based compensation expense recognized in the income statement for the year ended December 31, 2006 was $102,558

Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the consolidated statements of cash flows. SFAS No. 123(R) requires the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (“excess tax benefits”) to be classified and reported as both an operating cash outflow and a financing cash inflow on a prospective basis upon adoption.

SFAS No. 123R requires the use of a valuation model to calculate the fair value of stock-based awards. The Company has elected to use the Black-Scholes-Merton (“BSM”) option valuation model, which incorporates various assumptions including volatility, expected life, and interest rates. The assumptions used for the years ended December 31, 2006 and 2005 and the resulting estimates of weighted-average fair value per share of options granted during those periods are as follows:

	For the twelve months ended December 31
	2006	2005
Expected life	6 years	6 years
Volatility	31%	34%
Risk free interest rate	4.86%	4.03
Dividend yields	-	-
Weighted-average fair value of options granted during the period	-	15.00

The expected life of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior. For 2006, expected stock price volatility is based on a combination of historical volatility of the Company’s stock and the one-year implied volatility of its traded options, for the related vesting periods. Prior to the adoption of SFAS 123R, expected stock price volatility was estimated using only historical volatility of the Company’s stock. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. The Company has not paid dividends in the past and does not plan to pay any dividends in the near future.

Advertising
The Company charges advertising costs to operations when incurred. Advertising expense was $269,749 in 2006 and $576,715 in 2005.

Earnings Per Share

Basic earnings per share is based upon the weighted average number of common shares outstanding during each period.  Diluted earnings per share gives effect to all dilutive potential common shares outstanding during the period.  The computation of diluted earnings per share does not assume the issuance of potential common shares that have an anti-dilutive effect.  Diluted per share computations are not presented since the effect would be anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard 155 - Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which eliminates the exemption from applying SFAS 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. SFAS 155 also allows the election of fair value measurement at acquisition, at issuance, or when a previously recognized financial instrument is subject to a re-measurement event. Adoption is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 155 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued Statement of Financial Accounting Standard 156 - Accounting for Servicing of Financial Assets (“SFAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of SFAS 156 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29." APB Opinion No. 29, "Accounting for Non-monetary Transactions," is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. SFAS No. 153 amends APB Opinion No. 29, eliminating the exception to fair value accounting for non-monetary exchanges of similar productive assets and replaces it with a general exception to fair value accounting for non-monetary exchanges that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect this statement to have a material impact on its financial statements.

3.	Accounts Receivable, Trade

Trade accounts receivable are presented net of an allowance for doubtful collections of $150,944 at December 31, 2006.  In determining this allowance, objective evidence that a single receivable is uncollectible as well as a historical pattern of collections of accounts receivable that indicate that the entire face amount of a portfolio of accounts receivable may not be collectible is considered at each balance sheet date.

4.	Prepaid Expenses and other Current Assets

Prepaid expenses and other current assets primarily consist of approximately $163,361 in prepaid insurance and prepaid professional data services, and $43,750 in fees for financing that are being amortized over the length of the term.

5.	Notes Receivable

Demand promissory note receivable from an unrelated leasing company, with interest at 11%.  One million dollars was advanced to the leasing company near the end of 2002 as proceeds from the Company’s initial public offering were collected.  There is no business relationship between the Company and this leasing company or any officers or directors of either company. At December 31, 2004, substantial doubt existed on collectability of these balances.  An allowance of $500,000 was recorded against the outstanding balance.  The remaining principal balance at December 31, 2005 was $358,508. As of December 31, 2006, the Company fully allowed for the remaining principal balance.

7.	Property and Equipment
Property and equipment at December 31, 2006, consists of the following:

Equipment	$4,523,254
Vehicles	102,954
Software	938,017
Furniture and fixtures	389,783
Leasehold improvements	618,093

6,572,101

Less accumulated depreciation and amortization	4,630,351

Property and equipment, net	$1,941,750

The carrying value of assets under capital leases was $568,646, net of amortization of
$1,401,352, as of December 31, 2006.

Depreciation and amortization expense was $852,378 and $1,026,850 for the years ended December 31, 2006 and 2005, respectively.

8.	Prepaid expenses and other current assets
Prepaid expenses and other current assets consist of the following at December 31, 2006:

Prepaid expenses	90,161
Deferred financing costs	43,750
Other	210,818
Total	$344,729

9.	Long –Term Receivable
At year-end, under the terms of a negotiated agreement, the Company converted $4.2 million held by one customer that it was carrying in accounts receivable into a long term receivable.  The terms of the agreement call for monthly payments of $45,000 per month.  In accordance with GAAP, the carrying value of this receivable has been adjusted to reflect the present value of the future required minimum payments.  Using a 10% discount rate, the present value of the receivable is being carried at $2.9 million of which $405,000 is in current assets and $2.5 million in long-term assets.  In addition, an allowance for bad debt has also been recorded against the receivable in the amount of approximately $570,000.  The following table summarizes the value of the receivable (amounts in thousands).

Face value	Present value	Allowance	Net carrying value
$ 4,205	$ 2,913	$ 570	$ 2,343

10.	Other assets
Other assets consist of the following at December 31, 2006:

Restricted trading securities	$33,000
Security deposits	92,964
Other Non-Current Assets	149,449
Total	$275,413

Restricted trading securities consist of 200,000 restricted shares of common stock in Data Evolution Holdings, Inc. (DEH), which trades over the counter under the symbol DTEV.  These shares were acquired as part of an agreement to provide service and data to DEH.  The service and data was at valued at $875,000.  At the time the service and data was valued, November 22, 2004, the trailing 10 day average closing price of DTEV was $5.96 per share, or $1,192,000.  Due to the fact that these shares were restricted, a mutually agreed upon 25% liquidity discount was applied to the value, or $894,000, as such 200,000 shares were exchanged for the service.  At December 31, 2005, the 10-day trailing average closing price was $.22 per share, or the value of the shares was $58,000. An impairment to the current value has been recorded to adjust the security carrying value to the original 25% discount.  The company recorded an impairment of $842,000 and the adjusted carrying value is now $33,000.

11.	Accrued Expenses

Accrued expenses consist of the following at December 31, 2006:

Payroll and related taxes	$88,917
Accounting, legal and professional fees	82,500
Finance Related Expenses	2,286,075
Interest on Notes Payable	45,128
Other	46,973

Total	$2,549,593

12.	Notes Payable

Convertible promissory note, due on demand that bears interest at the rate of 12% per annum.  The note is convertible into 44,444 shares of Class A Voting Common Stock at the note holder’s option.  The note requires quarterly payment of interest until the principal is repaid or converted.

During 2003, the Company received $2.3 million, by issuing subordinated promissory notes bearing simple interest ranging from 10% and 12% per annum.  The balance of this debt at December 31, 2005, is $1,714,000.  The remaining debt is due in 2006.  In conjunction with the issuance of these notes, the Company issued warrants to purchase 2,500,000 shares of Class B Non-Voting Common stock with a weighted average exercise price of $0.14.

The Company allocated the investment proceeds between the notes and warrants based on their relative fair values.  The relative fair value of the warrants was determined to be $218,482, which was recorded as debt discount, a reduction of the carrying amount of the notes.  This amount is being amortized to interest expense over the term of the debt.  The unamortized balance of this debt discount is $124,899 at December 31, 2003 ($4,491 long-term).  The fair value of the warrants was based on the Black-Scholes model.  The Black-Scholes calculation incorporated the following assumptions:  0% dividend yield, 29% volatility, 3.6% average risk-free interest rate, a ten-year life and an underlying Class B Non-Voting Common Stock value of $0.14 per share.

On June 17, 2004 the Company entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd., a Cayman Islands company, relating to the private placement of a convertible term note issued by the Company in the principal amount of $3,000,000 due June 17, 2007 (the "Note"), and a common stock purchase warrant (the "Warrant").  On November 30, 2004, this note was amended to increase the principal amount to $4,000,000 and add an additional warrant.  The terms, as amended, allow for this note to covert into 6,666,667 shares of our Class A Voting Common Stock at a fixed conversion rate of $0.30 per share and 5,000,000 shares of our Class A Voting Common Stock at a fixed conversion rate of $0.40 per share.  One Warrant provides for the purchase of up to 1,320,000 shares of Class A Common Stock at a price of $0.45 each, subject to customary adjustments, until June 17, 2009, and the additional Warrant provides for the purchase of up to 650,000 shares of Class A Common Stock at a price of $0.35 each, subject to customary adjustments, until November 30, 2009.  On March 31, 2005, the Company amended its convertible term note issued by the Company to Laurus Master Fund, Ltd., a Cayman Islands company.  The terms, as amended, allow for this note to convert into 6,250,000 shares of our Class A Voting Common Stock at a fixed conversion rate of $0.16 per share, 3,333,333 shares of our Class A Voting Common Stock at a fixed conversion rate of $0.30 per share and 5,000,000 shares of our Class A Voting Common Stock at a fixed conversion rate of $0.40 per share.  In July, 2005, the company raised $9 million through the issuance of convertible debt.  The net proceeds were used to pay down existing debt of $4 million and the remaining balance will be used to fund operations.  As of July 8, 2005, the balance on this note was paid in full.

In connection with an offering that closed on August 15, 2005 we entered into a Purchase Agreement with certain institutional and accredited investors relating to the private placement of convertible term notes issued by the Company in the principal amount of $8,965,000 and warrants to purchase up to 41,189,000 shares of our capital stock. Of the proceeds from this offering, approximately $4.1 million was used to retire current secured convertible notes, and the remainder will be used for general working capital.

All of the notes are convertible, and the warrants are exercisable, first into as many shares of our Class A Voting Common Stock, par value $0.01 per share, as are available for issuance at the time of conversion or exercise, and then into shares of our Class B Non-Voting Common Stock, par value $0.01 per share.  As part of our agreement with these investors, we have agreed to seek the approval from our stockholders of the recapitalization of each outstanding share of our Class A Voting Common Stock and our Class B Non-Voting Common Stock into a single class of voting common stock, as well as a one-for-fifty reverse split of this new class of common stock.  If our stockholders approve these measures, the notes will automatically convert into shares of the new class of common stock, and any unexercised warrants will be exercisable for shares of that class of stock as well.  As there are currently no un-issued shares of our Class A Voting Common Stock that are not otherwise reserved for issuance, we anticipate that these notes and warrants will be exercisable for shares of either our Class B Non-Voting Common Stock or the newly created class of common stock, if approved.  Without taking into consideration interest payable on the notes, the notes are convertible into 89,650,000 shares of our common stock (regardless of class) at a current conversion rate of $0.10 per share and the warrants are exercisable for ten years from the date they were issued for up to 41,189,000 shares of our common stock (regardless of class) at a current exercise price of $0.15 per share.  The conversion price of the notes and the exercise price of the warrants are each subject adjustment for a variety of events, including, for example, payment of dividends, certain mergers or asset sales, and certain securities issuances.  In conjunction with this offering, we also entered into related Registration Rights and Voting Agreements.  On November 14, 2005, at the annual meeting of the shareholders, the recapitalization was approved by a majority of the outstanding shares of both classes of stock.  Effective December 2005 that debt was converted to common stock.

13.	Commitments and Contingencies

Operating Leases

The Company leases office space and equipment under various non-cancelable operating lease agreements which terminate on various dates through 2007.  Rent expense amounted to $566,445 and $563,180 during 2006 and 2005, respectively. Future minimum payments under non-cancelable operating leases are as follows:

Year ending December 31,
2007	598,368
2008	476,412
2009	476,412
2010	476,412
2011	476,412
2012	79,402
Total	$2,583,418

Capital Leases
The Company acquired equipment under long-term capital leases. The economic substance of the leases is that the Company is financing the acquisition of the assets through the leases.

The following is a schedule by years of future minimum lease payments under the capital leases, together with the net present value of the minimum lease payments at December 31, 2006.

Year ending December 31,

2007	49,536
49,536

Less: amounts representing interest and executory costs	2,570

Present value of future minimum lease payments	46,966

Less: current portion of obligation under capital lease	46,966

Long-term obligation under capital lease	$-

License Agreements

The Company obtains its data from multiple sources and has entered into various license agreements with the related data providers.  In 2006 and 2005, the Company recorded $3,616,065 and $2,906,465 respectively in costs related to these agreements.  In the event that any of the primary sources of data are no longer available to the Company, management believes that it would be able to integrate alternate sources of data without significant disruption to the business or operations, as there are currently a number of providers of such data.  The Company is required to make minimum payments under these agreements as follows:

Year ending December 31,

2007	$492,492

$492,492

The Company’s operations depend upon information that includes public records.  If material changes were to occur in federal or state laws regulating or prohibiting the distribution of public records, particularly credit header records, the Company’s financial condition and results of operations could be materially affected.  In the event that such a termination occurred, management believes it could acquire replacement data from other sources; however, such termination might have an adverse effect on the Company’s operations.

Legal Proceedings

The Company is from time to time subject to legal proceedings and claims which arise in the normal course of its business.  Management believes the outcome of any pending or known matters will not have a materially adverse effect on the Company’s financial position or results of operations.

Data Evolution Holdings, Inc.

The Company has entered into a services agreement with Data Evolution Holdings, Inc. (DEH), which trades over the counter under the symbol DTEV.  The agreement calls for the Company to purchase services from DEH that will expand our ability to distribute our product through DEH PowerSys products.  The agreement calls for the Company to purchase access to PowerSys products, a feasibility study, a two-year support plan, and become a strategic alliance partner.  The value of these services has not yet been determined by DEH, however, the payment of these services will be made in Company Class A Common Voting Stock that will have a four year lock up period.

14.	Income Taxes

Deferred tax assets consist of the following at December 31:

2006

Net operating loss carry forwards	$14,000,000
Depreciation and amortization	425,000
Bad debt reserve	285,000
Investment loss	400,000
Capitalized research and development	1,000,000

Gross deferred tax assets	16,110,000

Valuation allowance	(16,110,000)

$-

The Company has provided a valuation allowance for the full amount of the deferred tax assets since realization of these future benefits is not sufficiently assured.  As the Company achieves profitability, these deferred tax assets may be available to offset future income tax liabilities and expenses.

At December 31, 2006, the Company had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $ 35,000,000.  The federal and state net operating loss carryforwards expire through 2026.

Certain substantial changes in the Company’s ownership may occur.  As a result, under the provisions of the Internal Revenue Code, the amount of net operating loss carryforwards available annually to offset future taxable income may be limited.  The amount of this annual limitation is determined based upon the Company’s value prior to the ownership changes taking place.  Subsequent ownership changes could further affect the limitation in future years.

15.	Common Stock

Description of Common Stock

On March 23, 2001, the Company amended its articles of incorporation wherein it renamed all of the authorized 150,000,000 shares of common stock, par value $0.01 per share, Class A Voting Common Stock and authorized the issuance of 250,000,000 shares of Class B Non-voting Common Stock.

Each Class A Voting Common stockholder is entitled to one vote for each share held on all matters submitted to a vote of stockholders.  The holders of both classes of common stock are entitled to dividends on a pro rata basis, when and if declared by the Company’s board of directors.  Through December 31, 2004, no dividends have been declared or paid.

On August 12, 2002, the Company commenced its initial public offering of securities (Registration No. 333-85154, effective August 12, 2002), pursuant to which the Company offered up 12,000,000 units for $0.30 per unit.  Each unit consisted of one share of Class B Non-voting Common Stock and a three year redeemable warrant to purchase one share of Class A Voting Common Stock with an exercise price of $0.50 per share.

On December 5, 2005, the Company amended its articles of incorporation wherein it combined each outstanding share of our Class A Voting Common Stock and our Class B Non-Voting Common Stock into a single class of voting common stock with 400,000,000 authorized.

On December 12, 2005, the Company amended its articles of incorporation to effect a one-for-fifty reverse split of the common stock and to increase the authorized from the resulting split of 8,000,000 to 25,000,000.

As of December 31, 2006, a total of 4,279,539 shares of Common Stock were reserved for issuance upon exercise of outstanding stock option and warrant agreements.

Stock Options and Warrants

During 2005, the Company issued warrants to purchase 1,574,780 shares of Common Stock at an average exercise price of $6.31 per share to third parties in exchange for services.  The Company recorded a discount to Note payable or expense of $413,321 associated with these warrants.

During 2005, the fair value of the options and warrants to purchase shares of Class A Voting Common Stock was based on the Black-Scholes model.  The Black-Scholes calculation incorporated the following assumptions:  0% dividend yield, 20% volatility, 3.9% average risk-free interest rate, a ten-year life and an underlying Class A Voting Common Stock average value of $5.00 per share.

During 2006, the fair value of the options and warrants to purchase shares of Class A Voting Common Stock was based on the Black-Scholes model.  The Black-Scholes calculation incorporated the following assumptions:  0% dividend yield, 34% volatility, 4.1% average risk-free interest rate, a ten-year life and an underlying Common Stock.

As of December 31, 2006, there were a total of 3,088,342 options and warrants outside the Stock Plans.

16.	Stock Option Plans

On November 16, 1999, the Board of Directors approved the Incentive and Non-Qualified Stock Option Plan as amended (the “1999 Plan”).  Under the terms of the 1999 Plan, the Company is authorized to grant incentive and nonqualified stock options to purchase shares of common stock to its employees, officers and directors, and consultants or advisors.  The Board of Directors administers the Plan.  A maximum of 15,000,000, shares, or 300,000 after adjusting for the reverse split, of Class A Voting Common Stock has been approved for issuance under the 1999 Plan of which 6,061 post split shares are available for grant at December 31, 2006.  The options are not transferable except by will or domestic relations order.

On March 28, 2003, the Board of Directors approved the Incentive and Non-Qualified Stock Option Plan (the “2003 Plan”) which was approved by the stockholders at the May 29, 2003 annual meeting.  Under the terms of the 2003 Plan, the Company is authorized to grant incentive and nonqualified stock options to purchase shares of common stock to its employees, officers and directors, and consultants or advisors.  The Board of Directors administers the 2003 Plan.  A maximum of 25,000,000 shares, or 500,000 after adjusting for the reverse split, of Class A Voting Common Stock and 25,000,000 shares, or 500,000 after adjusting for the reverse split, of Class B Non-Voting Common Stock, or a combined total of 1,000,000 post split shares have been approved for issuance under the 2003 Plan of which 486,000 are available for grant at December 31, 2006.  The options are not transferable except by will or domestic relations order.

The Board of Directors determines the exercise price and vesting period of the options at the date of grant.  The exercise price for incentive stock options shall not be less than 100% of the fair market value of the Company’s stock on the date of grant.  The option exercise period will not exceed ten years from the date of grant.  The options are generally fully exercisable when issued to directors and consultants and exercisable 25% per year and continuing over four years for employees (based on continual employment). If a grantee owns stock representing more than 10% of the outstanding shares on the date such an incentive option is granted, the price shall be at least 110% of fair market value and the maximum term of the options will be five years.  The following table presents activity under the Plans adjusting for the reverse split for the years ended December 31, 2006 and 2005:

	Shares	Weighted average exercise price

Outstanding at December 31, 2004	693,290	30.96
Issued	10,200	17.00
Exercised	-	-
Canceled	(3,364)	11.00

Outstanding at December 31, 2005	700,126	30.86
Issued	-	-
Exercised	-	-
Canceled	(150)	10.00

Outstanding at December 31, 2005	700,126	30.54

The following summarizes information relating to options outstanding at December 31, 2006:

	Options outstanding			Options exercisable
Range of exercise price	Shares	Weighted average remaining contractual life (years)	Weighted average exercise price	Shares	Weighted average exercise price

$0.00 - 10.00	234,151	4.20	$9.66	207,076	$9.65

$10.00 - 15.00	109,625	5.85	$12.51	109,275	$12.51

$15.00-75.00	356,000	6.26	$49.88	348,000	$50.59
	699,976	5.51	$30.56	664,351	$31.56

17.	Defined Contribution Retirement Plan

The Company sponsors a defined contribution retirement plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers substantially all employees.  The Company may make discretionary matching contributions up to 1% of employee contributions.  Company contributions vest ratably over a six-year period.  Company matching contributions amounted to $9,721 and $7,133 in 2006 and 2005, respectively.

18.	Segment Information

The Company has two reportable segments which management operates as distinct sales organizations; these two segments are segregated by the nature of products and services provided.  The Company measures and evaluates its two reportable segments based on revenues and costs of revenues.  The CD ROM segment provides information on motor vehicles and drivers’ licenses, contained on compact disks.  The online segment provides information on individuals throughout the United States of America through the Company’s website.  No material operating costs, other than costs of revenues, or assets and liabilities relate to the CD ROM segment.

	For the year ended December 31,
	2006	2005
Reportable segment sales:
CD Rom	588,977	$480,412
Online and Channel	11,653,371	10,615,717
Total reportable segment sales	12,242,348	11,096,129

Costs of Segment sales:
CD Rom	38,965	133,612
Online and Channel	3,828,408	4,055,417
Total costs of reportable segment sales	3,867,373	4,189,029

19.	Subsequent Events

In January 2007 the Company issued a $150,000, 8% note payable in settlement of negotiations over the purchase of Company stock. The note calls for 12 monthly payments of $12,500 due through December 1, 2007.

On March 20, 2007, the Company issued a secured convertible debenture to one investor in the aggregate principal amount of $6 million of which $3 million was advanced immediately.  The second installment of $2 million will be advanced immediately prior to the filing by the Company with the Securities and Exchange Commission of the Registration Statement.  The last installment of $1 million will be advanced immediately prior to the date the Registration Statement is declared effective by the Commission.  The Debentures mature on the third anniversary of the date of issuance and has a fixed conversion price per share equal to $0.314

See Independent Auditors Report

LocatePLUS Holdings Corporation
Consolidated Condensed Balance Sheets
June 30, 2007 (un-audited)
Assets
Current assets:
Cash and cash equivalents	$3,373
Accounts receivable	984,900
Current Portion of LT Receivable	540,000
Prepaid expenses and other current assets	645,658

Total current assets	2,173,931

Property and equipment, net	1,621,773
Other assets	284,638
Long Term Receivable	1,700,997

Total assets	$5,781,339

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	1,502,395
Accrued expenses	3,263,555
Deferred revenue	37,801
Current portion of capital lease obligation	44,130
Current Notes Payable	962,215
Current Convertible notes payable	213,941

Total current liabilities	6,024,037

Long Term notes payable	7,869
Long Term Convertible notes payable	3,510,216
Long Term capital lease obligation	15,306

Total liabilities	9,557,428

Commitments and contingencies

Stockholders’ equity:

Common Stock , $0.01 par value, 25,000,000 shares authorized 8,335,057 shares issued and outstanding at June 30, 2007	83,349
Additional paid-in capital	39,073,390
Warrants	3,692,378
Impairment on Assets	(860,900)
Accumulated deficit	(45,764,306)

Total stockholders’ equity	(3,776,089)

Total liabilities and stockholders’ equity	$5,781,339

See Independent Auditors’ Report and Notes to Consolidated Financial Statements.

LocatePLUS Holdings Company
Consolidated Statements of Operations

	For the six	months ended	For the three	months ended
	June 30,		June 30,
	2007	2006	2007	2006
	Un-audited	Un-audited	Un-audited	Un-audited
Revenues
Information sales – CD-Rom	254,449	337,075	140,242	132,611
Information sales - online	2,887,827	3,359,454	1,448,590	1,809,526
Information sales - channel	1,354,285	2,962,699	660,653	1,618,637
Information sales - wireless	4,807	3,234	2,264	1,782
Engineering services		-

Total revenues	$4,501,638	$6,662,462	$2,251,749	$3,562,556

Costs and expenses:
Costs of revenues
CD-Rom	13,832	22,695	5,592	13,111
Online and channel	1,157,206	1,957,557	563,963	1,099,932
Wireless		-
Engineering		-
Selling and marketing	769,647	900,747	319,470	438,906
General and administrative	3,032,405	3,594,363	1,448,178	1,733,419
Research and Development	250,000	99,160	29,852	49,191
Severance Expense	79,390	-

Total operating expenses	$5,302,480	$6,574,522	$2,367,005	$3,334,559

Operating income (loss)	(801,111)	87,940	(115,306)	227,997

Other income (expense):
Interest income	48,383	-	48,383	-
Interest expense	(325,035)	(511,428)	(188,236)	(225,243)
Other income	7,481	1,357	4,058	817
Finance Related Expenses	(2,894,068)	(1,344,750)	(403,425)	(1,344,750)

Net loss	$(3,964,349)	$(1,766,879)	$(654,526)	$(1,341,179)

Basic and diluted net loss per share	$(0.48)	$(0.27)	$(0.08)	$(0.20)

Shares used in computing basic and diluted net loss per share	8,254,139	6,542,497	8,335,057	6,733,281

See independent auditors’ report and notes to consolidated financial statements.

LocatePLUS Holdings Corporation
Consolidated Statements of Stockholders’ Equity (Deficit)

	Common Stock		Class A Common stock		Class B Common stock		Additional paid-in		Stock subscription	Impairment on	Accum	Total stockholders’ equity
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Warrants	receivable	Assets	deficit	(deficit)
Balance at December 31, 2004			96,890,978	968,909	73,169,178	731,692	25,391,508	2,410,787	(488,558)		(30,237,947)	(1,223,609)
Issuance of shares			16,121,047	161,211	1,336,552	13,366	1,641,979					1,816,556
Combine Class B common into Class A			74,505,730	745,058	(74,505,730)	(745,058)						-
Effect 1 for 50 reverse split	3,900,789	$39,008	(187,517,755)	(1,875,178)			1,836,170					-
Conversion of Notes Payable	1,793,000	17,930					8,551,965	395,105				8,965,000
Services performed for Stock									488,558			488,558
Impairment on Assets										(831,500)		(831,500)

Net loss for the year ended December 31, 2005											(5,600,176)	(5,600,176)
Balance at December 31, 2005	5,693,789	56,938	-	-	-	-	37,421,622	2,805,892	-	(831,500)	(35,838,123)	3,614,829

Issuance of shares	1,670,068	16,701					1,535,804	301,810				1,854,314

Services performed for Stock
Adjustment to Impairment										(10,500)		(10,500)

Net loss for the year ended December 31, 2006											(5,961,834)	(5,961,834)
Balance at December 31, 2006	7,363,857	73,639					38,957,425	3,107,702		(842,000)	(41,799,957)	(503,191)

See independent auditors’ report and notes to consolidated financial statements.

LocatePLUS Holdings Corporation
Consolidated Statements of Cash Flows

	For the six	months ended
	June 30,
	2007	2006
Cash flows from operating activities:	Un-audited	Un-audited
Net loss	$(3,964,349)	$(1,766,878)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	366,650	543,007
Provision for doubtful accounts	(41,819)	(4,409)
Interest expense related to warrants issued with debt	2,438,708	183,647
Services performed in exchange for stock	87,391	214,649
Amortization of intangible assets	-	6,831
Stock Based Compensation	38,284	50,793
Value allowance for notes receivable	-	-
Changes in assets and liabilities:
Accounts receivable	(146,593)	101,193
Prepaid expenses and other assets	(300,928)	(5,553)
Accounts payable	(408,270)	(184,037)
Accrued expenses	713,962	1,247,119
Deferred revenue	9,144	(40,096)
Security Deposits	(28,125)	(245,700)

Net cash used in operating activities	(1,235,945)	100,566

Cash flows from investing activities:	-
Principal repayment of purchased note receivable	41,617	--
Purchase of note receivable		-
Purchases of property and equipment	(1,673)	(184,869)

Net cash provided by investing activities	39,944	(184,869)

Cash flows from financing activities:
Repayment of debt	(1,577,918)	(892,852)
Proceeds from issuance of debt	2,780,000	500,000
Financing fees on issuance of debt
Payments of obligations under capital lease	(32,530)	(117,951)

Proceeds from issuance of common stock and collection of stock subscriptions receivable, net of issuance costs	-	-

Net cash provided by financing activities	1,169,553	(510,803)

Net (decrease) increase in cash and cash equivalents	(26,449)	(595,106)

Cash and cash equivalents, beginning of period	29,822	610,736

Cash and cash equivalents, end of period	$3,373	$15,630

Supplemental disclosures of cash flows information:
Cash paid for interest

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property and equipment under capital leases
Relative fair value of detachable warrants issued in conjunction with convertible debt
Issuance of common stock for subscription receivable
Fair value of warrants issued in conjunction with services

See independent auditors' report and notes to consolidated financial statements.

LocatePLUS Holdings Corporation
Notes to Consolidated Financial Statements
June 30, 2007 and 2006

1.	Nature of Business and Basis of Presentation

LocatePLUS Holdings Corporation (the “Company”) was initially incorporated in Massachusetts in 1996 as Worldwide Information, Inc.  In July 1999, the Company reincorporated in Delaware and changed its name to LocatePLUS.com, Inc.  On August 1, 2001, the Company changed its name from LocatePLUS.com, Inc. to LocatePLUS Holdings Corporation as part of a corporate restructuring.  Also, as part of the restructuring, the Company created two wholly-owned subsidiaries, LocatePLUS Corporation and Worldwide Information, Inc.  The restructuring was completed by commonly-controlled entities and, accordingly, was accounted for based on historical cost.  In September 2003, the Company, through its newly formed wholly owned subsidiary Certifion Corporation, acquired all of the assets of Project Entersect Corporation.  The acquisition was accounted for as a purchase and is recorded with the Company's operations from the date of purchase through December 31, 2003.  In October 2003, the Company merged Voice Power Technology into its newly formed wholly owned subsidiary Dataphant, Inc.  There were no assets acquired in this acquisition and the Company issued 2,500,000 shares of its Class B Non-Voting common stock to the stockholders of Voice Power Technology in consideration for a two year non-competition agreement with these stockholders.  On January 6, 2004, the Company formed Metrigenics, Inc, a wholly-owned subsidiary.  All inter-company accounts and transactions have been eliminated in consolidation.

The Company provides access to public information such as bankruptcy filings, real estate transactions, motor vehicle records, and drivers’ licenses to commercial, private sector and law enforcement entities in the United States.  In 1999 and prior periods, this information was delivered to customers on compact disks.  In March 2000, the Company began providing information through the Internet and in 2002 began providing information through the use of handheld wireless devices.

Concentration of Credit Risk
Financial instruments that subject the Company to credit risk consist of cash and cash equivalents, accounts receivable and notes receivable.  The risk with respect to cash and cash equivalents is minimized by the Company’s policies in which such investments are placed only with highly rated financial institutions and in instruments with relatively short maturities.  The financial stability of these financial institutions is constantly reviewed by senior management.  The notes receivable are placed with unrelated companies that are also reviewed by management.  Consequently, the carrying value of cash and cash equivalents, and notes receivable approximates their fair value based on the short-term maturities of these instruments.  The Company reached an agreement with respect to a customer to convert the outstanding balance at September 30, 2006 into a term receivable to collect the balance over 94 payments.  The carrying value of this receivable is approximately $2.2 million of which $1.7 million is classified as long term.

Revenue Recognition
The Company provides access to public information such as bankruptcies, real estate transactions and motor vehicles and drivers’ licenses.  The Company provides this information as an online service through its website, wirelessly to handheld wireless devices, via XML over the Internet to Channel Partners, or through licenses of the information on compact disks.

The Company updates the information contained in compact disks (CD ROMs) either quarterly or semi-annually.  Revenue is recognized upon delivery to the customer of a compact disk, provided that no significant obligations remain, evidence of the arrangement exists, the fees are fixed or determinable, and collectability is reasonably assured.  In October 2002, the Company changed its method of selling compact disks.  Prior to October, compact disks were sold with an upfront purchase of an annual supply of compact disks, with the purchase price allocated equally based on the number of compact disks to which the customer was entitled.  Deferred revenue principally related to undelivered compact disks.  Subsequent to October 2002, compact disks are sold individually.  Customers may choose to have the disks automatically shipped and billed.

Online customers are charged fees which vary based on the type of information requested.  Revenue is recognized when the information requested is downloaded, there is evidence of an arrangement, the fees are fixed or determinable, and collectability is reasonably assured.

Wireless customers using LocatePLUS Anywhere are charged a monthly subscription fee billed in arrears.  Revenue is recognized on a monthly basis when there is evidence of an arrangement, the fees are fixed or determinable, and collectability is reasonably assured.

Engineering services relate to integration services provided to a third party database provider with whom the Company has an arrangement whereby the Company provides the third party access to the Company’s database. Revenue is recognized over the term of the contract when there is evidence of an arrangement, the fees are fixed or determinable, and collectability is reasonably assured.

Un-audited Interim Financial Statements
The accompanying interim consolidated condensed financial statements are un-audited and have been prepared in accordance with accounting principles generally accepted in the United States of America.  These statements include the accounts of LocatePLUS Holdings Corporation and its subsidiaries. Certain information and footnote disclosures normally included in LocatePLUS Holdings Corporation’s annual consolidated financial statements have been condensed or omitted in accordance with Securities and Exchange Commission ("SEC") rules for interim financial statements.  The interim consolidated financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary to fairly present the financial position as of March 31, 2007 and the results of operations and cash flows for the three months then ended.  There were no material unusual charges or credits to operations during the recently completed fiscal quarter.

The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the entire fiscal year. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2006, which are contained in LocatePLUS Holdings Corporation’s Annual Report filed on Form 10-KSB filed with the Securities and Exchange Commission on May 2, 2007.

Liquidity and Operations
The financial statements included in this quarterly report have been prepared assuming that the Company will continue as a going concern, and contemplate continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The Company has incurred significant net losses in each of the last two years as well as during the six months ended June 30, 2007.  In addition, the Company has incurred an accumulated deficit of approximately $46 million through June 30, 2007.  The Company raised approximately $3 million and $1.3 million through the issuance of debt and equity during 2007 and 2006 respectively.  The ultimate success of the Company is still dependent upon its ability to secure additional financing to meet its working capital and ongoing project development needs.

On March 20, 2007, the Company issued a secured convertible debenture to Cornell Capital Partners in the aggregate principal amount of $6,000,000 of which $3,000,000 was advanced immediately.  The second installment of $2,000,000 will be advanced immediately prior to the filing by the Company with the Securities and Exchange Commission (the "Commission") of the Registration Statement.  The last installment of $1,000,000 will be advanced immediately prior to the date the Registration Statement is declared effective by the Commission.   The Debentures mature on the third anniversary of the date of issuance. The holder of the Debentures may convert at any time amounts outstanding under the Debentures into shares of common stock of the Company at a fixed conversion price per share equal to $0.314.  Under the Purchase Agreement the debentures are secured by substantially all of the Company's, and its wholly owned subsidiaries’ assets.

Under the Purchase Agreement, we also issued to Cornell five-year warrants in six separate series as follows:
A Warrants to purchase 2,384,814 shares of common stock at $0.314 per share;
B Warrants to purchase 2,186,079 shares of common stock at $0.343 per share;
C Warrants to purchase 2,017,919 shares of common stock at $0.372 per share;
D Warrants to purchase 1,748,863 shares of common stock at $0.429 per share;
E Warrants to purchase 1,499,026 shares of common stock at $0.50 per share;
F Warrants to purchase 1,500,000 shares of common stock at $0.01 per share.

On March 23, 2007, The Board accepted the resignation of the President and Chief Executive Officer, Jon Latorella. As part of his resignation, Mr. Latorella received a one time severance of $250,000 which is included in operating expenses.  On June 24, 2007, The Board voted the current Acting Chief Financial Officer, James C. Fields be appointed the new Chief Executive Officer.

2.      Other Assets

Other assets consist of the following at June 30, 2007:

Restricted trading securities	$14,100
Security deposits	92,964
Other Non-Current Assets	177,574

Total	$284,638

Restricted trading securities consist of 200,000 restricted shares of common stock in Data Evolution Holdings, Inc. (DEH), which trades over the counter under the symbol DTEV.  These shares were acquired as part of an agreement to provide service and data to DEH.  The service and data was valued at $875,000.  At the time the service and data was valued, November 22, 2004, the trailing 10 day average closing price of DTEV was $5.96 per share, or $1,192,000.  Due to the fact that these shares were restricted, a mutually agreed upon 25% liquidity discount was applied to the value, or $875,000, as such 200,000 shares were exchanged for the service.  At June 30, 2007, the 10-day trailing average closing price was $0.09 per share, or the value of the shares was $18,800. An impairment to the current value has been recorded to adjust the security carrying value to the original 25% discount.  The company recorded an impairment of $860,900 and the adjusted carrying value is now $14,100.

3.	Stock Options

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” (“SFAS No. 123(R)”) using the modified prospective transition method. Under that transition method, compensation cost recognized in the three months ended March 31, 2007 includes: (a) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all stock-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). Results for prior periods have not been restated, as provided for under the modified-prospective method.  Total stock-based compensation expense recognized in the income statement was $38,824 and $50,793 for the six months ended June 30, 2007 and 2006 respectively.

SFAS No. 123R requires the use of a valuation model to calculate the fair value of stock-based awards. The Company has elected to use the Black-Scholes-Merton (“BSM”) option valuation model, which incorporates various assumptions including volatility, expected life, and interest rates. The assumptions used for the three-month periods ended June 30, 2007 and June 30, 2006 and the resulting estimates of weighted-average fair value per share of options granted during those periods are as follows:

	For the three months ended
	June
	2007	2006
Expected life	6 years	6 years
Volatility	33%	31%
Risk free interest rate	4.54%	4.86%
Dividend yields	-	-
Weighted-average fair value of options granted during the period	-	-

The expected life of the options represents the estimated period of time until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior. For 2007 and 2006, expected stock price volatility is based on a combination of historical volatility of the Company’s stock and the one-year implied volatility of its traded options, for the related vesting periods. Prior to the adoption of SFAS 123R, expected stock price volatility was estimated using only historical volatility of the Company’s stock. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term. The Company has not paid dividends in the past and does not plan to pay any dividends in the near future.

4.	Notes Payable

Convertible promissory note, due on demand that bears interest at the rate of 12% per annum.  The note is convertible into 44,444 shares of Class A Voting Common Stock at the note holder’s option.  The note requires quarterly payment of interest until the principal is repaid or converted.

On March 20, 2007, the Company issued a secured convertible debenture to Cornell Capital Partners in the aggregate principal amount of $6,000,000 of which $3,000,000 was advanced immediately.  The second installment of $2,000,000 will be advanced immediately prior to the filing by the Company with the Securities and Exchange Commission of the Registration Statement.  The last installment of $1,000,000 will be advanced immediately prior to the date the Registration Statement is declared effective by the Commission.   The Debentures mature on the third anniversary of the date of issuance. The holder of the Debentures may convert at any time amounts outstanding under the Debentures into shares of common stock of the Company at a fixed conversion price per share equal to $0.314.  Under the Purchase Agreement the debentures are secured by substantially all of the Company's, and its wholly owned subsidiaries’ assets.

Under the Purchase Agreement, we also issued to Cornell five-year warrants in six separate series as follows:

A Warrants to purchase 2,384,814 shares of common stock at $0.314 per share;
B Warrants to purchase 2,186,079 shares of common stock at $0.343 per share;
C Warrants to purchase 2,017,919 shares of common stock at $0.372 per share;
D Warrants to purchase 1,748,863 shares of common stock at $0.429 per share;
E Warrants to purchase 1,499,026 shares of common stock at $0.50 per share;
F Warrants to purchase 1,500,000 shares of common stock at $0.01 per share.

Also in connection with the sale and issuance of the Debentures, the Company entered into a settlement agreement with Dutchess Private Equities Fund, Ltd. for the settlement of a dispute regarding the amount due under debt instruments issued by the Company to Dutchess during 2005 and 2006.  Pursuant to the terms of the Settlement, the Company immediately paid a cash amount of $1,500,000 with two additional cash payments in the amount of $300,000 each to be made on the date that (i) the Company files the Registration Statement (or, if earlier, within 45 days) and (ii) the Registration Statement is declared effective (or, if earlier, within 145 days).  The Company also issued a Note in the amount of $1,500,000 and agreed to reduce to $0.10 per share the exercise price of the warrants issued to Dutchess.  Dutchess agreed to terminate any security interest in the Company’s assets upon the Initial Payment.

In January 2007 the Company issued a $150,000, 8% note payable in settlement of negotiations over the purchase of Company stock. The note calls for 12 monthly payments of $12,500 due through December 1, 2007.

5.	Legal Proceedings

The Company is from time to time subject to legal proceedings and claims which arise in the normal course of its business.  There are no pending or known actions for which the amount of ultimate liability could have a material adverse effect on the Company’s financial position or results of operations.

6.	Segment Information

The Company has two reportable segments which management operates as distinct sales organizations; these two segments are segregated by the nature of products and services provided.  The Company measures and evaluates its two reportable segments based on revenues and costs of revenues.  The CD ROM segment provides information on motor vehicles and drivers’ licenses, contained on compact disks.  The online segment provides information on individuals throughout the United States of America through the Company’s website.  No material operating costs, other than costs of revenues, or assets and liabilities relate to the CD ROM segment.

	For the three June 2007	months ended 30,2006	For the six June 2007	months ended 30,2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reportable segment sales:
CD Rom	$140,242	$132,611	$254,449	$337,075
Online and Channel	2,109,243	3,428,161	4,242,112	6,322,154
Total Reportable segment sales	$2,249,485	$3,560,772	$4,496,561	$6,659,229

Costs of segment sales:
CD Rom	5,592	13,111	13,832	22,695
Online and Channel	563,963	1,099,921	1,157,206	1,957,546
Total costs of reportable segment sales	$569,555	$1,113,032	$1,171,038	$1,980,241

7.	Net Loss Per Share

The computations of basic and diluted loss per common share are based upon the weighted average number of common shares outstanding during the period.  Shares of both classes of the Company’s Common Stock potentially issuable upon the exercise of stock options and warrants are anti-dilutive for all periods presented and were not included in the computations of diluted net loss per share.

8.	Subsequent Events

None

Prospectus Summary	1
Risk Factors	3
Forward-Looking Statements	9
Use of Proceeds	10
Dividend Policy	10
Selling Security Holders	10
Plan of Distribution	11
Capitalization	12
Selected Consolidated Financial Data	14
Management’s Discussion and
Analysis of Financial Condition
and Results of Operations	15
Business	24
Executive Officers and Directors	30
Executive Compensation	31
Equity Compensation Plans	33
Organization Within the Past Five Years	33
Certain Transactions	36
Market for Common Equity	37
Principal Stockholders	38
Description of Capital Stock	40
Limitation on Directors’ Liability	42
Shares Eligible for Future Sale	42
Transfer Agent and Registrar	43
Legal Matters	43
Experts	43
Additional Information	43
Index to Financial Statements	F-1

* * *

Please read this prospectus carefully.  It describes our business, products and services, and financial condition and results of operations.

We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.  You should rely only on the information contained in this prospectus.  The information contained in this prospectus is accurate only as of its date, regardless of the time this prospectus is delivered or that our securities are sold.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification Of Directors, Officers, Employees And Agents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 25.   Other Expenses Of Issuance And Distribution.

The Registrant estimates that the approximate expenses in connection with this Registration Statement, as amended, will be as follows:

SEC registration fee	$200
Legal fees and expenses	15,000
Accounting fees and expenses	4,000
Miscellaneous	800

Total	$20,000

Item 26.   Recent Sales Of Unregistered Securities.

The following is a list of the Registrant’s securities sold within the past three years without registration under the Securities Act of 1933, as amended.

•
On June 8, 2004, the Registrant issued 4,000,000 shares of Class A Votin Stock to NFC Corporation in exchange for certain investor relations services to be performed by NFC for the benefit of the Registrant.  The offer and sale of these securities were exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) and Rule 506 promulgated thereunder as the Registrant received representations from the purchaser that it was an accredited investor at the time of the offer and sale and no general solicitation was undertaken.

•
On June 17, 2004 we entered into a Securities Purchase Agreement with Laurus Master Fund, Ltd., a Cayman Islands company, relating to the private placement of a convertible term note issued by the Company in the principal amount of $3,000,000 due June 17, 2007 (the "Note"), and a common stock purchase warrant (the "Warrant"). We also entered into related security documents and a Registration Rights Agreement. The Note is convertible into 7,500,000 shares of our Class A Voting Common Stock at a fixed conversion rate of $0.40 per share and the Warrant provides for the purchase of up to 1,320,000 shares of Class A Common Stock at a price of $0.45 each, subject to customary adjustments, until June 17, 2009.  On July 8, 2005 the Company used $4 million from the proceeds of an offering of convertible debt to pay in full the remaining amounts due under this note.  The Warrant was unaffected by this repayment.  Therefore, an aggregate of 1,320,000 shares of Class A Common Stock are issuable upon exercise of the Warrant. The offer and sale of these securities were exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) and Rule 506 promulgated thereunder as the Registrant received representations from the purchaser that it was an accredited investor at the time of the offer and sale and no general solicitation was undertaken.

•
On July 8, 2005 we entered into a Securities Purchase Agreement with certain institutional and accredited investors and, in a private placement exempt from the registration requirements of the Securities Act of 1933, we issued a series of convertible term notes with an aggregate principal amount of $8,000,000 due November 5, 2005, if not converted prior to such date.  As part of that offering, we also issued warrants to purchase up to 32,000,000 shares of our capital stock.  As part of the same offering, on August 15, 2005 we issued additional notes with an aggregate principal amount of $965,000 and terms identical to the notes issued on July 8, 2005, as well as warrants to purchase up to 3,860,000 shares of our capital stock.  All of the notes are convertible, and the warrants are exercisable, first into as many shares of our Class A Voting Common Stock, par value $0.01 per share, as are available for issuance at the time of conversion or exercise, and then into shares of our Class B Non-Voting Common Stock, par value $0.01 per share.  As part of our agreement with these investors, we have agreed to seek the approval from our stockholders of the recapitalization of each outstanding share of our Class A Voting Common Stock and our Class B Non-Voting Common Stock into a single class of voting common stock, as well as a one-for-fifty reverse split of this new class of common stock.  If our stockholders approve these measures, the notes will automatically convert into shares of the new class of common stock, and any unexercised warrants will be exercisable for shares of that class of stock as well.  Without taking into consideration interest payable on the notes, the notes are convertible into 89,650,000 shares of our common stock (regardless of class) at a current conversion rate of $0.10 per share and the warrants are exercisable for ten years from the date they were issued for up to 41,189,000 shares of our common stock (regardless of class) at a current exercise price of $0.15 per share.  The conversion price of the notes and the exercise price of the warrants are each subject adjustment for a variety of events, including, for example, payment of dividends, certain mergers or asset sales, and certain securities issuances. The offer and sale of these securities were exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) and Rule 506 promulgated thereunder as the Registrant received representations from the purchaser that it was an accredited investor at the time of the offer and sale and no general solicitation was undertaken.

We also entered into a Registration Rights Agreement whereby, among other things, we agreed to file a registration statement, of which this prospectus is a part, with the SEC, to register the resale of the shares of our capital stock that we will issue upon exercise, if any, of the warrants and conversion of the notes.  We have agreed to keep the registration statement effective until all of the shares registered by this prospectus are sold or can be sold without registration and without restriction as to the number of shares that may be sold.

•
On December 29, 2005 we issued a Debenture to Dutchess Private Equities Fund II, LP, a private equities fund and received proceeds of $1,500,000. The Debenture is due on December 30, 2010 and pays twelve per cent (12%) interest. Interest and principal are payable at such times and under such conditions are outlined in the Debenture. The remaining balance of $892,226 of this Debenture as amended effective October 18, 2006 is convertible into shares of our Common Stock at the lesser of $.70 per share or 75% of the lowest closing bid price during the 20 trading days next preceding the date of conversion. .  On July 21, 2006 we issued a Debenture to Dutchess Private Equities Fund, LP, a related private equities fund and received proceeds of $750,000. The Debenture is due on July 21, 2011 and pays twelve per cent (12%) interest. Interest and principal are payable at such times and under such conditions are outlined in the Debenture. The Debenture is convertible into shares of our Common Stock at . at the lesser of $.70 per share or 75% of the lowest closing bid price during the 20 trading days next preceding the date of conversion (collectively, the two funds “Dutchess”).  The holder may not convert if it would cause the holder to own more than 4.9% of the outstanding Common Stock of the Company. The Company is registering 1,472,808 shares of its Common Stock covered by this Prospectus issuable to Dutchess pursuant to these conversion rights. Events of Default include violations of the Debenture Agreement and other related agreements which remain uncured for over five (5) days. In case of an Event of Default, the holder can exercise its right to increase the face amount of the Debenture by ten percent (12%) as an initial penalty and by an additional 10% for each additional Event of Default. In addition, the holder may elect to increase the face amount by two and one-half percent (2.5%) per month (pro-rata for partial periods) paid as a penalty for liquated damages. Liquated damages will be compounded daily.  On October 18, 2006, we amended the debenture agreements to change the conversion formula and cancelled a related Investment Agreement dated December 29, 2005.  We also issued 400,000 shares of our Common Stock, 200,000 to each Dutchess entity, in connection with the Debenture purchases. The offer and sale of these securities were exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) and Rule 506 promulgated thereunder as the Registrant received representations from the purchaser that it was an accredited investor at the time of the offer and sale and no general solicitation was undertaken.

We also issued 400,000 shares of our Common Stock, 200,000 to each Dutchess entity, in connection with the Debenture purchases..

On March 20, 2007, we issued a secured convertible debenture to Cornell Capital Partners in the aggregate principal amount of $6,000,000 of which $3,000,000 was advanced immediately.  The second installment of $2,000,000 will be advanced immediately prior to the filing by the Company with the Securities and Exchange Commission (the "Commission") of the Registration Statement.  The last installment of $1,000,000 will be advanced immediately prior to the date the Registration Statement is declared effective by the Commission.   The Debentures mature on the third anniversary of the date of issuance. The holder of the Debentures may convert at any time amounts outstanding under the Debentures into shares of common stock of the Company at a fixed conversion price per share equal to $0.314.  Under the Purchase Agreement the debentures are secured by substantially all of the Company's, and its wholly owned subsidiaries’ assets.

Under the Purchase Agreement, we also issued to Cornell five-year warrants in six separate series as follows:

A Warrants to purchase 2,384,814 shares of common stock at $0.314 per share;
B Warrants to purchase 2,186,079 shares of common stock at $0.343 per share;
C Warrants to purchase 2,017,919 shares of common stock at $0.372 per share;
D Warrants to purchase 1,748,863 shares of common stock at $0.429 per share;
E Warrants to purchase 1,499,026 shares of common stock at $0.50 per share;
F Warrants to purchase 1,500,000 shares of common stock at $0.01 per share.

The offer and sale of these securities were exempt from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) and Rule 506 promulgated thereunder as the Registrant received representations from the purchaser that it was an accredited investor at the time of the offer and sale and no general solicitation was undertaken.

Item 27.   Exhibits and Financial Statement Schedules

3.1	Second Amended and Restated Certificate of Incorporation of LocatePLUS Holdings Corporation, as filed with the Secretary of State of the State of Delaware on March 19, 2002.(1)
3.2	By-Laws of LocatePLUS Holdings Corporation.(1)
4.1	Warrant and Unit Agreement by and between LocatePLUS Holdings Corporation and Transfer Online, Inc., dated March 22, 2002.(1)
4.2	Form of Warrant Certificate.(2)
4.3	Form of Unit Certificate.(2)
4.4	Form of Class A Voting Common Stock Certificate.(2)
4.5	Form of Class B Non-voting Common Stock Certificate.(2)
4.6	Form of Restricted Warrant Agreement (Warrant to Purchase Shares of Class A Voting Common Stock).(1)
4.7	Form of Restricted Warrant Agreement (Warrant to Purchase Shares of Class B Non-voting Common Stock).(2)
4.8	$10,000 Convertible Promissory Note, dated March 9, 2001.(1)
4.9	Amended Form of Warrant Certificate.(3)
4.10	Amendment to $10,000 Convertible Promissory Note, dated July 23, 2002.(3)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Master Lease Agreement between Cummings Properties, Inc. and Worldwide Information, Inc., dated November 20, 1999.(1)
10.2	Secured Note, dated June 1, 2001.(1)
10.3	Purchase Agreement dated July 8, 2005, by and between LocatePLUS Holdings Corporation and certain Investors named therein, as amended August 12, 2005.(4)
10.4	Form of 3% Senior Convertible Note dated July 8, 2005 and August 15, 2005, by and between LocatePLUS Holdings Corporation and each of the Investors named in Exhibit 10.26. (4)
10.5	Registration Rights Agreement dated July 8, 2005, by and between LocatePLUS Holdings Corporation and certain Investors named therein, as amended August 12, 2005. (4)
10.6	Form of Common Stock Purchase Warrant issued to the Investors named in Exhibit 10.26. (4)
10.7	Debenture, dated December 29, 2005, by and between LocatePLUS Holdings Corporation and Dutchess Private Equities Fund II, L.P. (5)
10.8	Debenture Registration Rights Agreement, dated December 29, 2005 by and between LocatePLUS Holdings Corporation and Dutchess Private Equities Fund II, L.P. (5)
10.9	Warrant Agreement Dated December 30, 2005(5)
10.10	Security Agreement Dated December 30, 2005(5)
10.11	Subscription Agreement Dated December 30, 2005(5)

10.12	Debenture, dated July 21, 2006, by and between LocatePLUS Holdings Corporation and Dutchess Private Equities Fund, L.P. (5)
10.13	Debenture Registration Rights Agreement, dated July 21, 2006 by and between LocatePLUS Holdings Corporation and Dutchess Private Equities Fund, L.P. (5)
10.14	Warrant Agreement Dated July 21, 2006 (5)
10.15	Security Agreement Dated July 21, 2006(5)
10.16	Subscription Agreement Dated July 21, 2006(5)
10.17	Addendum Dated October 18, 2006 to Debenture Dated December 29, 2005 and Debenture Dated July 21, 2006(5)
21.1	Subsidiaries of LocatePLUS Holdings Corporation.(1)
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)
23.2	Consent of Livingston and Haynes P.C. (5)

(1)	Filed as an Exhibit to Form SB-2, filed with the Securities and Exchange Commission on March 28, 2002 (Registration No. 333-85154).
(2)	Filed as an Exhibit to Form SB-2/A, filed with the Securities and Exchange Commission on June 21, 2002 (Registration No. 333-85154).
(3)	Filed as an Exhibit to Form SB-2/A, filed with the Securities and Exchange Commission on July 24, 2002 (Registration No. 333-85154).
(4)	Filed as Exhibit to Form 8-K, filed with the Securities and Exchange Commission on July 13, 2005.
(5)	Filed as Exhibit to Form SB-2/A, filed with the Securities and Exchange Commission on January 4, 2007, (Registration No. 333-138311

Item 28.   Undertakings

The undersigned Registrant hereby undertakes for the purpose of determining liability under the Securities Act to any purchaser:

The undersigned Registrant hereby undertakes with respect to the securities being offered and sold in the offering:

(1) To file, during any period in which it offers or sells securities, a post- effective amendment to this Registration Statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act of 1933, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person relating to the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement, as amended, to be signed on its behalf by the undersigned, in the Commonwealth of Massachusetts, on October 9, 2007.

LOCATEPLUS HOLDINGS CORPORATION
(Registrant)

By
James C. Fields
Chief Executive Officer

Each person whose signature appears below has appointed James C. Fields as his or her attorney-in-fact, with full power of substitution and re-substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as amended, on Form SB-2 of LocatePlus Holdings Corporation and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all the said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement, as amended, was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

	Chairman of the Board	October 9, 2007
Jon R. Latorella
October 9, 2007
Chief Executive Officer
James C. Fields	Chief Financial Officer

	Director,	October 9, 2007
Sonia P. Bejjani	President, Worldwide Information, Inc.

	Director	October 9, 2007
Ralph Caruso

	Director	October 9, 2007
David Skerrett